Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-220506

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	7,273,750	$47.50	$345,503,125.00	$40,043.82

(1)	Includes 948,750 shares of common stock subject to the underwriters’ option to purchase additional shares of common stock. See “Underwriting.”
(2)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

To Prospectus dated September 18, 2017

6,325,000 Shares

Beacon Roofing Supply, Inc.

Common Stock

We are offering 6,325,000 shares of our common stock, par value $0.01 per share. We intend to use the net proceeds from this offering, together with the net proceeds of the Convertible Preferred Stock Purchase and the proposed Debt Financing (each as described herein), to finance the pending Allied Acquisition (as defined herein) and to pay related fees and expenses, or for other general corporate purposes in the event that the Allied Acquisition is not completed. See “Use of Proceeds” and “The Allied Transactions.” This offering is not contingent on the completion of the Allied Acquisition or any other financing transaction.

Our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.” On September 20, 2017, the closing price for our common stock, as reported on the NASDAQ Global Select Market, was $47.86 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-23 of this prospectus supplement and in the documents we incorporate by reference herein for certain risks you should consider. You should read the entire prospectus supplement carefully, together with the accompanying prospectus and documents we incorporate by reference herein, before you make your investment decision.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$47.50000	$300,437,500.00
Underwriting discounts	$2.01875	$12,768,593.75
Proceeds to us, before expenses	$45.48125	$287,668,906.25

We have granted the underwriters the option to purchase up to an additional 948,750 shares of common stock from us at the public offering price less the underwriting discounts within 30 days from the date of this prospectus supplement. See “Underwriting.”

The underwriters expect to deliver the shares to purchasers on or about September 25, 2017.

Joint Book-Running Managers

Citigroup		Wells Fargo Securities

BofA Merrill Lynch	RBC Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Baird	C.L. King & Associates	Raymond James	Seaport Global Securities	William Blair

The date of this prospectus supplement is September 20, 2017.

Prospectus Supplement

Prospectus

Neither we nor the underwriters have authorized anyone to provide you with different information or to make any representations other than those contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus

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in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated September 18, 2017. This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement on Form S-3 that we filed with the SEC, as a “well known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf registration process.” Under the shelf registration statement, we may offer and sell shares of our common stock in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering.

The accompanying prospectus provides you with a general description of our common stock, which we may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Any statement that we make in the accompanying prospectus will be deemed modified or superseded by any inconsistent statement made by us in this prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. See “Incorporation of Certain Information by Reference.” You should read both this prospectus supplement and the accompanying prospectus together with the additional information incorporated by reference herein and therein, including all documents described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement before investing in our common stock.

In this prospectus supplement, unless otherwise specified or the context requires otherwise:

•	“Beacon,” “Company,” “we,” “our” and “us” refer to Beacon Roofing Supply, Inc. and its subsidiaries and affiliates as of the date hereof;

•	“Allied” refers to Allied Building Products Corp. and an affiliated entity, Kapalama Kilgos Acquisition Corp., and its and their respective subsidiaries as of the date hereof;

•	“combined company” refers to Beacon and its subsidiaries (including Allied) after completion of the Allied Acquisition and other Allied Transactions (as defined below);

•	“Allied Acquisition” refers to our acquisition of the outstanding shares of capital stock of Allied Building Products Corp. and an affiliated entity, Kapalama Kilgos Acquisition Corp., and their respective subsidiaries; and

•	“Allied Transactions” refers to the: (i) issuance of the shares of common stock offered hereby; (ii) proposed Debt Financing; (iii) Convertible Preferred Stock Purchase (as defined herein); (iv) closing of the Allied Acquisition; (v) repayment of certain existing indebtedness of Beacon; and (vi) payment of estimated premiums, fees and expenses in connection with this offering, the proposed Debt Financing, the Allied Acquisition and the Convertible Preferred Stock Purchase, as described under “The Allied Transactions” in this prospectus supplement.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus supplement, the accompanying prospectus or documents incorporated by reference herein and therein. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Beacon include, but are not limited to, risks and uncertainties that are described in “Risk Factors” in this prospectus supplement, in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended September 30, 2016, in our Quarterly Reports on Form 10-Q and in other filings by Beacon with the SEC. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	our ability to effectively integrate newly acquired businesses into our operations and achieve expected cost savings or profitability from our acquisitions;

•	our ability to successfully complete acquisitions on acceptable terms;

•	product shortages, fluctuations in the prices of raw materials, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;

•	dependence on key personnel;

•	fluctuation of pricing of and rebates on the products we distribute and our ability to pass on increased costs to customers;

•	dependence on the residential home building industry, as well as the economy, the credit markets and other important factors;

•	cyclical and seasonal nature of the building products supply industry;

•	disruptions at our facilities or in our information technology or management information systems;

•	variability of our quarterly revenues and earnings;

•	our future capital needs and our ability to obtain additional financing on acceptable terms;

•	our level of indebtedness and our ability to meet our obligations under our debt instruments;

•	our incurrence of additional indebtedness and our inability to take certain actions because of restrictions in our existing debt agreements;

•	risks related to the pending acquisition (the “Allied Acquisition”) of Allied Building Products Corp. and an affiliated entity (collectively, “Allied”), including:

•	our ability to complete the Allied Acquisition;

•	our failure to obtain the anticipated benefits, synergies and costs savings from the Allied Acquisition;

•	the impact of the additional debt under the Debt Financing that we will incur, and the terms of the Preferred Stock that we will issue, to finance the Allied Acquisition;

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•	our ability to attract and retain key employees; and

•	our continuing relationship with the CD&R Boulder Holdings, L.P., an entity affiliated with Clayton Dubilier & Rice, LLC, as the largest stockholder of the Company following the Allied Acquisition.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of the document in which it is made. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements.

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NON-GAAP FINANCIAL MEASURES

We have included certain financial measures in this prospectus supplement that have not been prepared in a manner that complies with GAAP, including EBITDA, Adjusted EBITDA, combined Adjusted EBITDA, combined net sales, combined net income and net debt of Beacon, as well as EBITDA and net debt of Allied. EBITDA is a measure commonly used in the distribution industry, and we present EBITDA, Adjusted EBITDA and combined Adjusted EBITDA to enhance your understanding of our operating performance. An Adjusted EBITDA-based metric is used in our financing covenants and we use EBITDA and Adjusted EBITDA as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe that the presentation of EBITDA, Adjusted EBITDA and combined Adjusted EBITDA included in this prospectus supplement provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Further, we believe that EBITDA, Adjusted EBITDA and combined Adjusted EBITDA are useful measures because they improve comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. We present net debt to enhance your understanding of our financial position and define net debt as total debt less cash and cash equivalents. Management of Beacon and Allied use these supplemental measures to evaluate their respective performance period over period, to analyze the underlying trends in their respective businesses and to establish operational goals and forecasts that are used in allocating resources.

While we believe these are useful measures for investors, they are not presented in accordance with GAAP. You should not consider non-GAAP measures in isolation or as a substitute for net income or any other items calculated in accordance with GAAP. In addition, EBITDA, Adjusted EBITDA and combined Adjusted EBITDA have inherent material limitations as a performance measure because they add back certain expenses to net income, resulting in those expenses not being taken into account in the applicable financial measure. For instance, EBITDA, Adjusted EBITDA and combined Adjusted EBITDA do not include interest expense. Because we have borrowed money, interest expense is a necessary element of our costs. In addition, EBITDA, Adjusted EBITDA and combined Adjusted EBITDA do not include depreciation and amortization expense. Because we have capital and intangible assets, depreciation and amortization expense is a necessary element of our costs. Adjusted EBITDA and combined Adjusted EBITDA also do not include stock-based compensation, which is a necessary element of our costs since we make stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Moreover, EBITDA, Adjusted EBITDA and combined Adjusted EBITDA do not include taxes, and payment of taxes is a necessary element of our operations. Accordingly, since EBITDA, Adjusted EBITDA and combined Adjusted EBITDA exclude these items, they have material limitations as a performance measure. Our management separately monitors capital expenditures, which impact depreciation expense, as well as amortization expense, interest expense, and income tax expense. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Beacon and Allied define Adjusted EBITDA differently. Please see “Summary—Summary Historical Consolidated Financial Information of Beacon” for a discussion of EBITDA and Adjusted EBITDA for Beacon, including reconciliations of EBITDA and Adjusted EBITDA for Beacon to net income. Please see “Summary—Summary Historical Combined Financial Information of Allied” for a discussion of EBITDA for Allied, including reconciliation of EBITDA for Allied to net income. Please see “Summary — Summary Unaudited Pro Forma Condensed Combined Financial Information” for information regarding our calculation of combined Adjusted EBITDA and a reconciliation of combined Adjusted EBITDA to net income.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before making any investment decision. You should read carefully the entire prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus form a part and the documents incorporated by reference herein and therein, especially the risks of investing in our common stock discussed under “Risk Factors.” Unless otherwise indicated, references to “fiscal year” refer to the fiscal year of Beacon, which ends on September 30 of each year.

Our Company

We are the second largest (and largest publicly traded) distributor of residential and non-residential roofing materials in the United States, with leading positions in key metropolitan markets in both the United States and Canada. We are also a leading distributor of complementary building products, including siding, windows, insulation, and waterproofing systems for residential and commercial building exteriors. We purchase products from a large number of manufacturers and then distribute these goods to a customer base consisting of contractors and, to a lesser extent, general contractors, home builders, retailers, and building materials suppliers. As of June 30, 2017, we operated 384 branches in 48 states throughout the United States and six provinces in Canada. We stock one of the most extensive assortments of high-quality branded products in the industry, with over 46,000 SKUs available across our branch network, enabling us to deliver products to serve nearly 67,000 customers on a timely basis. In fiscal year 2016, approximately 80% of our net sales was derived from re-roofing demand, and, according to a 2015 report of the National Association of Home Builders, over 94% of re-roofing demand is non-discretionary. For the twelve months ended June 30, 2017, we generated net sales, net income and Adjusted EBITDA of $4.3 billion, $103.1 million and $359.3 million, respectively. See “Non-GAAP Financial Measures.”

Since our initial public offering in 2004, we have generated a strong and consistent track record of financial performance. Net sales have grown from $652.9 million in fiscal year 2004 to $4.13 billion in net sales in fiscal year 2016, which represents a twelve-year compound annual growth rate (“CAGR”) of 16.6%. Organic growth, which includes net sales growth from existing and newly opened branches but excludes net sales growth from acquired branches, averaged a CAGR of 5.3% per annum over the same period. Acquired branches are excluded from organic growth measures until they have been under our ownership for at least four full fiscal quarters at the start of the reporting period. Income from operations has increased from $34.7 million in fiscal year 2004 to $205.0 million in fiscal year 2016, which represents a twelve-year CAGR of 16.0%.

Our multi-pronged growth strategy is focused on opening new branch locations, broadening our product offerings and completing opportunistic acquisitions. Since our IPO, our management team has successfully opened 78 greenfield branches and completed 43 acquisitions comprising 311 branches. Most notably, in October 2015, we completed the acquisition of Roofing Supply Group (“RSG”) for $1.1 billion (the “RSG Acquisition”). At the time, RSG had 85 branches across the United States and over $1.2 billion in net sales. The transformational acquisition significantly enhanced our scale and national footprint while diversifying our product offering and providing significant cost savings opportunities. Management originally targeted approximately $50 million of total run-rate cost savings from branch consolidation, procurement benefits and overhead efficiencies within two years of completing the RSG Acquisition, with approximately $30 million expected to be realized in the first year; however, we currently expect to deliver in excess of approximately $55 million in total run-rate synergies ahead of schedule, with approximately $40 million realized within the first year. Our management team has a proven track record of successfully integrating platform and bolt-on acquisitions and delivering consistent growth, strong free cash flow generation, rapid deleveraging and cost synergies in excess of initial estimates.

We were incorporated in Delaware in 1997 and our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.”

Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, and our telephone number is (571) 323-3939. Our website address is http://www.becn.com, and the information contained on, or accessible from, our website is not part of this prospectus supplement or the accompanying prospectus by reference or otherwise.

The Allied Acquisition

On August 24, 2017, Beacon entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Oldcastle, Inc. and Oldcastle Distribution, Inc., pursuant to which Beacon will acquire for approximately $2.625 billion in cash (subject to a working capital and certain other adjustments as set forth in the Stock Purchase Agreement) (the “Purchase Price”) all of the issued and outstanding shares of capital stock of Allied Building Products Corp. and an affiliated entity (together with its and their respective subsidiaries, “Allied”), on the terms and subject to the conditions set forth in the Stock Purchase Agreement (the “Allied Acquisition”). Allied is engaged in the distribution of roofing materials, drywall and ceiling tile and related accessories in the United States and is a wholly-owned subsidiary of CRH plc, a public limited company organized under the laws of the Republic of Ireland (“CRH”). Allied is headquartered in East Rutherford, New Jersey, and distributes products across 208 branches in 31 states as of June 30, 2017. For additional information, see “—Allied’s Business.”

The Allied Acquisition is subject to customary closing conditions, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and is currently expected to close on January 2, 2018. There can be no assurance that we will be able to consummate the Allied Acquisition on a timely basis or at all. See “Risk Factors—Risks Related to the Allied Transactions.” This offering is not contingent on the consummation of the Allied Acquisition. For additional information, see “The Allied Transactions.”

Strategic Rationale for the Allied Acquisition

We believe the Allied Acquisition is a strategically and financially compelling transaction that will expand our geographic footprint, enhance our scale and market position, diversify our product offerings, provide new growth opportunities and increase the combined company’s profitability.

•	Leading North American building materials distribution platform. The combination of Beacon and Allied will make Beacon one of the largest publicly traded wholesale building materials distributors in

North America with combined net sales for the last twelve months (“LTM”) ended June 30, 2017 of approximately $7 billion, combined net income for the LTM ended June 30, 2017 of $189.3 million, combined Adjusted EBITDA (after anticipated cost savings) for the LTM ended June 30, 2017 of approximately $675 million and 593 branches in all 50 U.S. states and six provinces across Canada. In addition, acquiring Allied further strengthens the company’s position as a leader in the fragmented roofing products distribution sector. The combined company will have combined exterior products net sales for the LTM ended June 30, 2017 of approximately $5.8 billion. See “Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information” for information regarding the calculation of Adjusted EBITDA and combined Adjusted EBITDA and reconciliations of such measures to net income.

•	Enhanced geographic footprint and position in exterior product distributions. Roofing and complementary exterior products will represent over 85% of net sales and continue to be Beacon’s core strategic focus. The Allied Acquisition will significantly expand Beacon’s geographic footprint of exterior branches and strengthen its nationwide distribution network in previously underserved and attractive regions. Beacon will gain a presence in substantially new markets such as New York, New Jersey and the upper Midwest and expand its presence in other key markets with favorable demographic characteristics including Texas, Florida, Colorado, the Pacific Northwest and California.

•	More diversified revenue base. The Allied Acquisition will provide us with entry into the adjacent interior products business, including wallboard and suspended ceiling products, which collectively represented approximately 15% of combined net sales for the LTM ended June 30, 2017. Following the Allied Acquisition, we believe our increased scale and product and geographic diversification, as well as our exposure to the interior products market, will further reduce our exposure to economic, or local replacement, cycles of any single region.

•	New avenues for growth in adjacent interior products distribution. The combined company will become the fourth largest wallboard and acoustical ceiling tile wholesale distributor in the United States based on sales, with more than $1 billion of annual combined net sales in the interior products distribution category. Interior products distribution is a similarly-structured market to roofing, with a few large competitors and a still fragmented landscape presenting bolt-on acquisition opportunities to drive further consolidation. Additionally, Allied has an attractive interior complementary products business.

Percentage of Net Sales by Product Category

•	Margin improvement opportunities through cost synergies and strategic initiatives. We believe the Allied Acquisition will provide us with significant operating cost savings opportunities. Specifically, we expect to generate approximately $110 million in annual run-rate synergies within approximately two years following the closing of the acquisition, primarily driven by branch consolidation, along with an anticipated rationalization among corporate offices and anticipated procurement benefits from leveraging the long-term supplier relationships of both Beacon and Allied. We expect to realize approximately 50% of the cost savings within 12 months of closing and expect to incur approximately $50.0 million of one-time costs to achieve the synergies in fiscal 2018 and fiscal 2019. Additionally, opportunities exist to expand Allied’s successful private label program, customer e-commerce application and hub and spoke distribution network optimization.

•	Robust free cash flow generation. We expect the combined company to generate significant free cash flow, aided by low capital requirements and strong profit margins and contribution from synergies. As a result, we anticipate rapidly deleveraging following the closing of the Allied Acquisition. Since closing the RSG Acquisition in October 2015, we have reduced leverage (defined as Adjusted EBITDA divided by net debt) from approximately 4.3x to 3.4x currently, while making acquisitions with an aggregate combined purchase price of approximately $300 million over that period.

•	Strengthened ability to capitalize on market recovery. We believe that our national distribution platform is strategically positioned to benefit from continued recovery in new residential and non-residential construction markets. We expect that continued improving macroeconomic conditions will drive the demand for additional roofing materials and complementary building products. According to the U.S. Census Bureau, current levels of total housing starts, including multi-family, remain approximately 15% below the 20-year average of 1.3 million. While new construction remains a smaller component of overall roofing demand than repair and remodeling projects, it represents a more important driver of the combined company’s complementary products and Allied interior products areas. We believe that the Allied Acquisition will strengthen our ability to capitalize on the recovery in the housing and construction markets.

Although we expect that the Allied Acquisition will result in benefits to the combined company, we may not realize those benefits in a timely manner, or at all, due to integration difficulties and other challenges. See “Risk Factors—Combining Beacon and Allied may be more difficult, costly or time consuming than expected and the anticipated synergies, benefits and cost savings of the Allied Acquisition may not be realized” and “Forward-Looking Statements.”

Financing of the Allied Acquisition

In addition to this offering, we expect to obtain or otherwise incur additional financing for the Allied Acquisition as described below.

Convertible Preferred Stock Purchase

On August 24, 2017, in connection with the execution of the Stock Purchase Agreement, Beacon entered into an investment agreement (the “Investment Agreement”) with CD&R Boulder Holdings, L.P. (the “CD&R Stockholder” and, together with its affiliated funds, the “CD&R Investors”) and Clayton, Dubilier & Rice Fund IX, L.P. (“CD&R Fund”) (solely for the purpose of limited provisions therein) for the purchase of shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”) in order to partially finance the Allied Acquisition. The Preferred Stock will be convertible perpetual participating preferred stock of Beacon, with an initial conversion price of $41.26 per share, and accrue dividends at a rate of 6.0% per annum (payable in cash or in-kind, subject to specified limitations). Pursuant to the Investment Agreement, the CD&R Stockholder agreed that it will purchase such number of shares of Preferred Stock (at the Company’s election) with an aggregate liquidation preference of between $400 million and $498 million, at a purchase price of $1,000 per share (such purchase, the “Convertible Preferred Stock Purchase”). After giving effect to this offering and the intended use of net proceeds therefrom (as described below under “Use of Proceeds”), we anticipate that we will issue 400,000 shares of Preferred Stock with an aggregate liquidation preference of approximately $400 million to the CD&R Stockholder in the Convertible Preferred Stock Purchase upon closing of the Allied Acquisition. Such shares of Preferred Stock may be converted at the option of the holder into 9,694,619 shares of our common stock representing approximately 14.5% of our outstanding shares of common stock (on an as-converted basis, after giving effect to this offering and assuming no adjustment to the initial conversion price of $41.26 per share). CD&R Stockholder and CD&R Fund are entities affiliated with the investment firm Clayton, Dubilier & Rice LLC (“CD&R”).

The Preferred Stock will rank senior to the shares of common stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. Holders of Preferred Stock are also entitled to receive certain dividends declared or paid on the common stock on an as-converted basis. No dividends will be payable to holders of shares of common stock unless the full dividends are paid at the same time to the holders of the Preferred Stock. For more information regarding the terms of the Preferred Stock and the Convertible Preferred Stock Purchase, see “The Allied Transactions—Convertible Preferred Stock Purchase and Preferred Stock Terms.”

Debt Financing

Subsequent to this offering, we or one or more of our subsidiaries expect to fund the remaining financing requirements of the Allied Acquisition with proceeds from up to $2.0 billion of incremental new indebtedness, which may include senior notes and borrowings under senior secured credit facilities. In connection with the Allied Acquisition, we expect to borrow up to an aggregate principal amount of $970.0 million under a seven-year senior secured term loan “B” facility (the “New Term Loan”) and enter into a senior secured asset-based revolving credit facility with commitments of up to $1.3 billion (the “New ABL Facility”). We have entered into a commitment letter with lenders for the New Term Loan and the New ABL Facility, which we collectively refer to as the “New Senior Secured Credit Facilities.” In addition, we have entered into a commitment letter with lenders providing for a committed senior unsecured bridge facility of up to $1.3 billion to finance the Allied Transactions (the “Bridge Facility”). After giving effect to this offering and the intended use of net proceeds therefrom (as described below under “Use of Proceeds”), we expect the aggregate commitments under the Bridge Facility to be reduced to $1.1 billion. We currently expect to issue senior notes (the “New Senior Notes”) at or prior to the closing of the Allied Acquisition in lieu of any borrowings under the Bridge Facility to finance the Allied Transactions; however, if and to the extent we do not issue a sufficient amount of senior notes at or prior to the closing of the Allied Acquisition, we will borrow under the Bridge Facility in order to finance the Allied Transactions. We refer to any debt financing (including the New Senior Secured Credit Facilities, any senior notes and the Bridge Facility) that we expect to incur to fund the aggregate Purchase Price and to pay related fees and expenses as the “Debt Financing.” See “The Allied Transactions—Debt Financing.” This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any debt that may be sold or placed in the proposed Debt Financing. Certain of the underwriters or their affiliates have agreed to act as arrangers and/or lenders as part of the Debt Financing. See “Underwriting.”

As used in this prospectus supplement, the term “Allied Transactions” refers to the: (i) issuance of the shares of common stock offered hereby; (ii) proposed Debt Financing; (iii) Convertible Preferred Stock Purchase; (iv) closing of the Allied Acquisition; (v) repayment of certain existing indebtedness of Beacon; and (vi) payment of estimated premiums, fees and expenses in connection with this offering, the proposed Debt Financing, the Allied Acquisition and the Convertible Preferred Stock Purchase, as described under “The Allied Transactions” in this prospectus supplement. Completion of this offering is not contingent upon (1) the proposed Debt Financing, (2) the Convertible Preferred Stock Purchase or (3) the closing of the Allied Acquisition.

We cannot assure you that we will complete the Allied Transactions on the terms contemplated by this prospectus supplement or at all. See “Risk Factors—Risks Related to the Allied Transactions.”

After the closing of the Allied Acquisition, if completed, we may also replenish our cash or repay certain borrowings made in connection with the Allied Transactions with the proceeds of additional financings. For information regarding sources and uses of funds in connection with the proceeds from the Allied Transactions, including the use of net proceeds from the issuance of the shares of common stock being offered hereby, see “The Allied Transactions” and “Use of Proceeds.”

Allied’s Business

Allied, an indirect, wholly-owned subsidiary of CRH, is a leading specialty distributor of roofing, siding, drywall, ceiling systems and related products to specialty contractors in the residential and non-residential construction markets. As of June 30, 2017, Allied operated 208 branches across 31 states, serving as a critical link between vendors and over 50,000 customers. Allied is structured as two divisions: (i) exterior products, distributing both commercial and residential roofing, solar roofing panels, siding, windows, doors and related products and (ii) interior products, distributing gypsum wallboard, acoustical ceiling tile and grid, metal studs and related products. For the fiscal year ended December 31, 2016, exterior products and interior products represented approximately 60% and 40%, respectively, of Allied’s net sales, with repair and remodel accounting for approximately 60% of Allied’s total net sales based on Allied management estimates. For the fiscal year ended December 31, 2016, Allied generated net sales of $2.6 billion, net income of $80 million and EBITDA of $175 million. For the six months ended July 1, 2017, Allied generated net sales of $1.2 billion, net income of $30 million and EBITDA of $68 million. For information regarding the calculation of Allied EBITDA and reconciliation to Allied net income, see “—Summary Historical Combined Financial Information of Allied.”

Allied has consistently executed a growth strategy based on focused acquisitions, selective greenfields and investments in private label products. Furthermore, Allied seeks to be the supplier of choice to specialty contractors by providing a comprehensive product offering and wide array of value-added services, such as differentiated product knowledge, technical support, and logistics, including on-time job site delivery with specialized equipment. Allied employs leading customer facing IT technologies, disciplined cash and asset management, and well-established procurement and commercial systems to support supply chain optimization and deliver superior customer service. Allied has made recent investments in technology, including a customer relationship management system, a transportation management tracking system and a highly functional mobile application for customers, all of which serve to differentiate Allied’s value proposition in the marketplace. Additionally, in 2009 Allied established the private label Tri-Built Materials Group to help differentiate from competitors in the marketplace, establish product brand identity and improve margins. This initiative has expanded to include more than 30 residential and commercial accessory product categories.

Allied is the fourth largest exterior products distributor in the United States, with 147 branches across 27 states distributing both commercial and residential roofing, waterproofing, siding, windows, doors and related products. Additionally, Allied has two locations dedicated to the distribution of solar roofing panels. Demand in the exterior products business is largely influenced by residential and commercial replacement and repair activity with the key products having an average lifespan of 25 to 30 years. Allied management estimates that repair and remodel accounted for approximately 75% of 2016 net sales in the exterior products division, which is typically more stable than new construction. Exterior products customers consist primarily of residential and commercial specialty contractors, home builders and building owners, with sales that trend more toward residential construction.

Allied is the fourth largest interior products distributor in the United States, with 61 branches in 18 states distributing gypsum wallboard, acoustical ceiling tile and grid, metal studs and related products. Demand for interior products is primarily driven by the new residential, multi-family and commercial construction markets, with Allied management estimating approximately 35-40% of 2016 net sales in the interior products division driven by repair and remodel expenditure, which is typically more stable than new construction. Interior products customers consist primarily of interior partition and commercial ceiling contractors, with sales that trend slightly toward commercial construction.

On a consolidated basis, demand from non-residential construction end markets represented approximately 50% of Allied’s consolidated 2016 net sales, while demand from residential construction end markets comprised 50% of Allied’s consolidated 2016 net sales. The main drivers of demand for both exterior and interior products are commercial new construction, commercial repair and remodeling, residential new construction and residential repair and remodeling. Principal demand drivers of commercial construction end markets include the overall economic outlook, business cycle, employment trends, vacancy rates, interest rates and availability of credit. Principal drivers of residential construction markets include consumer confidence, employment trends, home prices, wage growth, mortgage rates and the availability of mortgage financing.

THE OFFERING

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and the accompanying prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision. As used in this section, the terms “us,” “we” and “our” refer to Beacon Roofing Supply, Inc. and not to any of its subsidiaries.

Issuer	Beacon Roofing Supply, Inc., a Delaware corporation

Common stock offered by us	6,325,000 shares

Common stock outstanding immediately after this offering(1)	66,732,277 shares

NASDAQ Global Select Market symbol	“BECN”

Underwriters’ option to purchase additional shares
We have granted the underwriters a 30-day option to purchase up to 948,750 additional shares of our common stock (representing 15% of the firm shares being offered) at the public offering price, less the underwriting discounts and commissions.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $286.6 million (or approximately $329.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering, together with the net proceeds of the Convertible Preferred Stock Purchase and the proposed Debt Financing, to finance the Allied Acquisition and to pay fees and expenses related to the Allied Transactions. Subsequent to this offering, we expect to reduce the Convertible Preferred Stock Purchase to a minimum of $400.0 million and to use any remaining net proceeds from this offering to reduce the amount of borrowings incurred in the proposed Debt Financing. This offering is not contingent on completion of the Debt Financing, the Convertible Preferred Stock Purchase or the Allied Acquisition. If the Allied Acquisition is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include strategic acquisitions or working capital. See “The Allied Transactions” and “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.

Dividend policy	We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Any future determination to pay dividends will also be at the discretion of our board of directors and will be dependent upon various factors. The debt agreements governing our senior secured credit facilities and outstanding senior notes limit our ability to pay dividends.

We expect that the debt agreements and other debt instruments that will govern the New Senior Secured Credit Facilities and the New Senior Notes will have similar restrictions. The terms of the Preferred Stock also have limitations on the payment of dividends on our common stock. See “Dividend Policy.”

Lock-up	We and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable for shares of our common stock without the prior written consent of the representatives for a period of 60 days after the date of this prospectus supplement.

(1)	The number of shares of our common stock outstanding immediately after this offering is based on 60,407,277 shares of our common stock outstanding as of September 14, 2017, assumes no exercise of the underwriters’ 30-day option to purchase up to 948,750 additional shares of our common stock, and excludes:

•	options to purchase 2,105,036 shares of common stock as of September 14, 2017 at a weighted average exercise price of $28.77 per share;

•	709,390 unvested restricted stock units issued and outstanding as of September 14, 2017;

•	4,094,211 shares of our common stock reserved for future issuance under our equity incentive plans; and

•	following the consummation of the Allied Transactions, up to 9,694,619 shares of our common stock issuable upon conversion of the Preferred Stock (after giving effect to this offering and the intended use of net proceeds therefrom as described under “Use of Proceeds,” and assuming no adjustment to the initial conversion price of $41.26 per share).

Unless otherwise noted, all share data and beneficial ownership percentages in this prospectus supplement are as of September 14, 2017 and assume 60,407,277 shares of our common stock outstanding prior to this offering to and 66,732,277 shares of our common stock outstanding following this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BEACON

Beacon’s financial information for the fiscal years ended September 30, 2016, 2015 and 2014 and as of September 30, 2016 and 2015 has been derived from Beacon’s audited consolidated financial statements and the notes related thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. Beacon’s financial information for the nine months ended June 30, 2017 and 2016 and as of June 30, 2017 and 2016 has been derived from Beacon’s unaudited consolidated interim financial statements and the notes related thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited consolidated financial statements. The unaudited Beacon statement of operations information for the LTM ended June 30, 2017 presented in this prospectus supplement has been derived by adding the audited statement of operations information for the fiscal year ended September 30, 2016 to the corresponding unaudited statement of operations information for the nine months ended June 30, 2017 and subtracting the corresponding unaudited statement of operations information for the nine months ended June 30, 2016. Operating results for the LTM ended June 30, 2017 are not necessarily indicative of results for a full year or for any other period.

This information is only a summary and should be read in conjunction with our management’s discussion and analysis of financial condition and results of operations incorporated by reference into this prospectus supplement and the accompanying prospectus and the historical consolidated financial statements and the notes thereto referred to above. See “Where You Can Find More Information and “Incorporation of Certain Information by Reference” in this prospectus supplement.

	Year Ended September 30,			Nine Months Ended June 30,		LTM Ended June 30, 2017
	2016	2015	2014	2017	2016
				(unaudited)		(unaudited)
Statement of Operations Data (in thousands):
Net sales	$4,127,109	$2,515,169	$2,326,905	$3,086,802	$2,952,743	$4,261,168
Cost of products sold	3,114,040	1,919,804	1,799,065	2,333,504	2,241,716	3,205,828

Gross profit	1,013,069	595,365	527,840	753,298	711,027	1,055,340
Operating expenses	808,085	478,284	428,977	624,526	601,921	830,690

Income from operations	204,984	117,081	98,863	128,772	109,106	224,650
Interest expense, financing costs and other	58,452	11,037	10,095	39,239	41,508	56,183

Income before provision for income taxes	146,532	106,044	88,768	89,533	67,598	168,467
Provision for income taxes	56,615	43,767	34,922	33,800	25,073	65,342

Net income	$89,917	$62,277	$53,846	$55,733	$42,525	$103,125

	As of September 30,		As of June 30,
	2016	2015	2017	2016
			(unaudited)
Balance Sheet Data (in thousands):
ASSETS
Current assets:
Cash and cash equivalents	$31,386	$45,661	$33,055	$36,536
Accounts receivable, net	626,965	399,732	670,977	640,101
Inventories, net	480,736	320,999	641,425	620,908
Prepaid expenses and other current assets	163,103	97,928	221,477	205,073

Total current assets	1,302,190	864,320	1,566,934	1,502,618
Property and equipment, net	148,569	90,405	156,951	153,389
Goodwill	1,197,565	496,415	1,256,014	1,200,206
Intangibles, net	464,024	87,055	442,962	477,250
Other assets, net	1,511	1,233	1,511	1,430

TOTAL ASSETS	$3,113,859	$1,539,428	$3,424,372	$3,334,893

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$360,915	$244,891	$387,579	$563,332
Accrued expenses	161,113	124,794	280,315	205,412
Borrowings under revolving lines of credit	—	11,240	—	—
Current portions of long-term debt	14,811	16,320	13,762	12,605

Total current liabilities	536,839	397,245	681,656	781,349
Borrowings under revolving lines of credit, net	359,661	—	449,615	416,207
Long-term debt, net	722,929	170,200	721,685	721,630
Deferred income taxes, net	135,482	66,500	142,116	106,337
Long-term obligations under equipment financing and other, net	35,121	22,367	28,412	39,720

Total liabilities	1,790,032	656,312	2,023,484	2,065,243

Total stockholders’ equity	1,323,827	883,116	1,400,888	1,269,650

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,113,859	$1,539,428	$3,424,372	$3,334,893

	Year Ended September 30,			Nine Months Ended June 30,
	2016	2015	2014	2017	2016
				(unaudited)
Cash Flow Data (in thousands):
Net cash provided by operating activities	$120,648	$109,340	$55,497	$74,152	$74,359
Net cash used in investing activities	(1,042,621)	(104,714)	(37,316)	(158,576)	(1,039,242)
Net cash provided by (used in) financing activities	906,867	(12,707)	(9,798)	86,045	956,629
Effect of exchange rate changes on cash	831	(730)	(938)	48	(871)
Net increase (decrease) in cash and cash equivalents	(14,275)	(8,811)	7,445	1,669	(9,125)
Cash and cash equivalents at end of period	31,386	45,661	54,472	33,055	36,536

	Year Ended September 30,			Nine Months Ended June 30,		LTM Ended June 30, 2017
	2016	2015	2014	2017	2016
				(unaudited)		(unaudited)
Other Data
(dollars in thousands, unaudited):
Net income	$89,917	$62,277	$53,846	$55,733	$42,525	$103,125
EBITDA(1)	304,868	151,467	129,398	215,869	182,453	338,284
Adjusted EBITDA(1)	347,366	168,381	136,820	231,811	219,833	359,344
Total debt	1,132,522	220,127	249,082	1,213,474	1,190,162	1,213,474
Net debt(2)	1,101,136	174,466	194,610	1,180,419	1,153,626	1,180,419
Depreciation & amortization	100,191	34,862	30,294	86,238	73,019	113,410
Capital expenditures	26,315	20,802	37,239	31,882	21,553	36,644
Number of branches at end of period	368	274	264	384	369	384

(1)	Beacon defines EBITDA as net income plus income tax expense, interest expense, net and depreciation and amortization. Beacon defines Adjusted EBITDA as EBITDA plus non-recurring acquisition costs and stock-based compensation. EBITDA is a measure commonly used in the distribution industry, and we present EBITDA and Adjusted EBITDA to enhance your understanding of our operating performance. An Adjusted EBITDA-based metric is used in our financing covenants and we use EBITDA and Adjusted EBITDA as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe that the presentation of EBITDA and Adjusted EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Further, we believe that EBITDA and Adjusted EBITDA are useful measures because they improve comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. Management of Beacon uses EBITDA and Adjusted EBITDA to evaluate performance period over period, to analyze the underlying trends in its business and to establish operational goals and forecasts that are used in allocating resources.

While we believe these are useful measures for investors, they are not presented in accordance with GAAP. You should not consider non-GAAP measures in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, each of EBITDA and Adjusted EBITDA has inherent material limitations as a performance measure because it adds back certain expenses to net income, resulting in those expenses not being taken into account in the applicable financial measure. For instance, each of EBITDA and Adjusted EBITDA does not include interest expense. Because we have borrowed money, interest expense is a necessary element of our costs. In addition, each of EBITDA and Adjusted EBITDA does not include depreciation and amortization expense. Because we have capital and intangible assets, depreciation and amortization expense is a necessary element of our costs. Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of our costs since we make stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Moreover, each of EBITDA and Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of our operations. Our management separately monitors capital expenditures, which impact depreciation expense, as well as amortization expense, interest expense, and income tax expense. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, and is not directly comparable to the presentation by Allied.

The following table is a reconciliation of Beacon’s net income to EBITDA and Adjusted EBITDA (in thousands):

	Year Ended September 30,			Nine Months Ended June 30,		LTM Ended June 30, 2017
	2016	2015	2014	2017	2016
				(unaudited)		(unaudited)
Net income	$89,917	$62,277	$53,846	$55,733	$42,525	$103,125
Interest expense, net	58,145	10,561	10,336	40,098	41,836	56,407
Income taxes	56,615	43,767	34,922	33,800	25,073	65,342
Depreciation and amortization	100,191	34,862	30,294	86,238	73,019	113,410

EBITDA	$304,868	$151,467	$129,398	$215,869	$182,453	$338,284
Adjustments:
Stock based compensation	17,749	9,936	7,422	11,227	14,070	14,906
Acquisition costs(a)	24,749	6,978	—	4,715	23,310	6,154

Adjusted EBITDA	$347,366	$168,381	$136,820	$231,811	$219,833	$359,344

(a)	Acquisition costs reflect all non-recurring charges related to acquisitions completed (excluding the impact of tax) that are not embedded in other balances of the table. Certain portions of the total acquisition costs incurred are included in interest expense, income taxes, depreciation and amortization, and stock-based compensation.

(2)	Beacon defines net debt as total debt less cash and cash equivalents. While management believes net debt is a useful measure of financial position for investors, it is not presented in accordance with GAAP. See “Non-GAAP Financial Measures.”

SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION OF ALLIED

Allied’s financial information for the fiscal years ended December 31, 2016, January 2, 2016, and December 27, 2014, and as of December 31, 2016 and January 2, 2016, has been derived from Allied’s audited combined financial statements and the notes related thereto incorporated by reference into this prospectus supplement and the accompanying prospectus. Allied’s financial information for the six months ended July 1, 2017 and July 2, 2016, and as of July 1, 2017 and July 2, 2016, has been derived from Allied’s unaudited condensed combined interim financial statements and the notes related thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited combined financial statements. Allied’s operating results for the six months ended July 1, 2017 are not necessarily indicative of the results to be expected for any future periods. The unaudited Allied statement of operations information for the LTM ended July 1, 2017 presented in this prospectus supplement has been derived by adding the audited statement of operations information for the fiscal year ended December 31, 2016 to the corresponding unaudited statement of operations information for the six months ended June 30, 2017 and subtracting the corresponding unaudited statement of operations information for the six months ended June 30, 2016. Operating results for the LTM ended July 1, 2017 are not necessarily indicative of results for a full year or for any other period.

This information is only a summary and should be read in conjunction with the historical combined financial statements and the notes thereto referred to above. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

	Fiscal Year Ended			Six Months Ended		LTM Ended July 1, 2017
	December 31, 2016	January 2, 2016	December 27, 2014
				July 1, 2017	July 2, 2016
				(unaudited)		(unaudited)
Statement of Operations Data (in thousands):
Net sales	$2,560,404	$2,475,456	$2,365,687	$1,245,611	$1,226,720	$2,579,295
Cost of sales	1,883,061	1,835,122	1,749,876	927,964	917,356	1,893,669

Gross profit	677,343	640,334	615,811	317,647	309,364	685,626
Total operating expenses	536,367	509,044	495,735	265,856	264,358	537,865

Income from operations	140,976	131,290	120,076	51,791	45,006	147,761
Interest expense	7,993	13,815	19,546	1,776	4,803	4,966

Income before income taxes	132,983	117,475	100,530	50,015	40,203	142,795
Income tax expense	52,507	47,006	39,965	19,944	15,829	56,622

Net income	$80,476	$70,469	$60,565	$30,071	$24,374	$86,173

	As of
	December 31, 2016	January 2, 2016	July 1, 2017	July 2, 2016
			(unaudited)
Balance Sheet Data (in thousands):
ASSETS
Current assets:
Cash and cash equivalents	$6,494	$3,008	$6,145	$8,140
Accounts receivable, net	311,017	309,990	393,652	370,676
Inventories, net	268,374	242,422	366,281	319,099
Prepaid expenses and other current assets	73,616	62,442	58,093	62,641
Amounts due from related parties	4,387	—	—	—

Total current assets	663,888	617,862	824,171	760,556
Property and equipment, net	110,799	109,611	116,360	112,595
Goodwill	433,094	433,094	433,094	433,094
Intangibles, net	16,142	26,579	12,282	20,853
Other assets	2,048	2,058	2,269	2,070

TOTAL ASSETS	$1,225,971	$1,189,204	$1,388,176	$1,329,168

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$281,472	$287,559	$376,033	$329,266
Accrued expenses and other liabilities	87,105	84,359	87,777	82,599
Indebtedness to related parties	—	94,120	16,889	153,684
Deferred acquisition consideration	1,570	1,233	1,881	1,523

Total current liabilities	370,147	467,271	482,580	567,072
Deferred acquisition consideration	2,602	4,174	772	2,654
Deferred income tax liability, net	13,426	12,315	13,847	12,648
Indebtedness to related parties	82,475	82,475	82,475	82,475

Total liabilities	468,650	566,235	579,674	664,849

Total shareholder’s equity	757,321	622,969	808,502	664,319

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$1,225,971	$1,189,204	$1,388,176	$1,329,168

	Fiscal Year Ended			Six Months Ended
	December 31, 2016	January 2, 2016	December 27, 2014	July 1, 2017	July 2, 2016
				(unaudited)
Cash Flow Data (in thousands):
Net cash provided by (used in) operating activities	$75,497	$136,440	$107,705	$(23,045)	$(55,242)
Net cash used in investing activities	(22,484)	(42,101)	(21,118)	(15,993)	(12,826)
Net cash provided by (used in) financing activities	(49,527)	(103,107)	(80,598)	38,689	73,200
Net increase (decrease) in cash and cash equivalents	3,486	(8,768)	5,989	(349)	5,132
Cash and cash equivalents, end of period	6,494	3,008	11,776	6,145	8,140

	Fiscal Year Ended			Six Months Ended July 1, 2017	Six Months Ended July 2, 2016	LTM Ended July 1, 2017
	December 31, 2016	January 2, 2016	December 27, 2014
				(unaudited)		(unaudited)
Other Data (in thousands; unaudited):
Net income	$80,476	$70,469	$60,565	$30,071	$24,374	$86,173
EBITDA(1)	175,277	163,479	149,465	67,794	62,409	180,662
Total debt	82,475	176,595	315,071	99,364	236,159	99,364
Net debt(2)	75,981	173,587	303,295	93,219	228,019	93,219
Depreciation & amortization	34,301	32,189	29,389	16,003	17,403	32,901
Capital expenditures	25,417	45,484	23,400	17,637	14,779	28,275

(1)	Allied defines EBITDA as net income plus income tax expense, interest expense, net and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry, and EBITDA is presented to enhance your understanding of Allied’s operating performance. Allied uses EBITDA as an internal performance measurement and as one criterion for evaluating its performance relative to that of its peers. We believe that the presentation of EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Further, we believe that EBITDA is a useful measure because it improves comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. Management of Allied uses EBITDA to evaluate performance period over period, to analyze the underlying trends in its business and to establish operational goals and forecasts that are used in allocating resources.

While we believe EBITDA is a useful measure for investors, it is not presented in accordance with GAAP. You should not consider non-GAAP measures in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, EBITDA has inherent material limitations as a performance measure because it adds back certain expenses to net income, resulting in those expenses not being taken into account in the applicable financial measure. For instance, EBITDA does not include interest expense. Because Allied has borrowed money, interest expense is a necessary element of its costs. In addition, EBITDA does not include depreciation and amortization expense. Because Allied has capital and intangible assets, depreciation and amortization expense is a necessary element of its costs. Moreover, EBITDA does not include taxes, and payment of taxes is a necessary element of Allied’s operations. Allied’s management separately monitors capital expenditures, which impact depreciation expense, as well as amortization expense, interest expense, and income tax expense. Because not all companies use identical calculations, the presentation EBITDA may not be comparable to other similarly titled measures of other companies, and is not directly comparable to the presentation by Beacon.

The following table is a reconciliation of Allied’s net income to EBITDA (in thousands):

	Fiscal Year Ended			Six Months Ended		LTM Ended July 1, 2017
	December 31, 2016	January 2, 2016	December 27, 2014	July 1, 2017	July 2, 2016
				(unaudited)		(unaudited)
Net income	$80,476	$70,469	$60,565	$30,071	$24,374	$86,173
Interest expense, net	7,993	13,815	19,546	1,776	4,803	4,966
Income taxes	52,507	47,006	39,965	19,944	15,829	56,622
Depreciation and amortization	34,301	32,189	29,389	16,003	17,403	32,901

EBITDA	$175,277	$163,479	$149,465	$67,794	$62,409	$180,662

(2)	Allied defines net debt as total debt less cash and cash equivalents. While management believes net debt is a useful measure of financial position for investors, it is not presented in accordance with GAAP. See “Non-GAAP Financial Measures.”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet information gives effect to the Allied Transactions as if they had been consummated on June 30, 2017, and includes pro forma adjustments based on Beacon management’s preliminary valuations of certain tangible and intangible assets. Beacon’s fiscal year ends on September 30, while Allied’s last three fiscal years ended on December 31, 2016, January 2, 2016, and December 27, 2014. The unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 gives effect to the Allied Transactions as if they had been consummated on October 1, 2015, and combines Beacon’s historical results for the fiscal year ended September 30, 2016 with Allied’s historical results for the fiscal year ended December 31, 2016. As Allied’s fiscal year end is within 93 days of Beacon’s fiscal year end, the unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 includes Allied’s annual operating results for its respective fiscal year ended December 31, 2016. The unaudited pro forma condensed combined statement of operations information for the nine months ended June 30, 2017 gives effect to the Allied Transactions as if they had been consummated on October 1, 2016 and combines Beacon’s historical results for the nine months ended June 30, 2017 with Allied’s historical results for the six months ended July 1, 2017 and the three months ended December 31, 2016. The unaudited condensed combined statement of operations information for the LTM ended June 30, 2017 gives effect to the Allied Transactions as if they had been consummated on July 1, 2016 and combines Beacon’s historical statement of operations information for the LTM ended June 30, 2017 with Allied’s historical statement of operations information for the LTM ended June 30, 2017.

The final terms of the Allied Transactions, including the Debt Financing, will be subject to market conditions and may change materially from the assumptions described in the following unaudited pro forma condensed combined financial statements. Changes in assumptions with respect to the Allied Transactions would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including stockholders’ equity and total debt, and various components of the unaudited pro forma condensed combined statements of operations, including interest expense and earnings per share. Depending on the nature of the changes, the impact on the unaudited pro forma condensed combined financial information could be material.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations under the guidance of Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under ASC 805, assets acquired and liabilities assumed are recorded at fair value, with any excess purchase price allocated to goodwill. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements that Beacon’s management believes are reasonable under the circumstances. The final purchase price allocation for the Allied Transactions will be performed after the closing of the Allied Acquisition and will depend on the actual net tangible and intangible assets that exist as of the closing of the Allied Acquisition. Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of Beacon that would have been reported had the Allied Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Beacon following the consummation of the Allied Transactions. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information.

The following summary historical and pro forma financial and operating information should be read in conjunction with the sections titled “Use of Proceeds,” “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this prospectus supplement and the consolidated financial statements and related notes thereto of Beacon and Allied incorporated by reference into this prospectus supplement and the accompanying prospectus.

Pro Forma Condensed Combined Income Statement Data (Unaudited)

	Year Ended September 30, 2016	Nine Months Ended June 30, 2017
Statement of Operations Data (in thousands):
Net sales	$6,687,513	$4,958,292
Cost of products sold	4,997,101	3,709,547

Gross profit	1,690,412	1,248,745
Operating expense	1,427,509	1,090,882

Income from operations	262,903	157,863
Interest expense, financing costs, and other	172,950	123,515

Income before provision for income taxes	89,953	34,348
Provision for (benefit from) income taxes	35,082	13,396

Net income	$54,871	$20,952

Dividend on preferred shares	24,000	18,000

Net income attributable to common stockholders	$30,871	$2,952

LTM Condensed Combined Income Statement Data

LTM Ended June 30, 2017
Unaudited Combined Financial Data (in thousands):
Combined net income	$189,298
Combined Adjusted EBITDA, before cost savings(1)	564,628
Combined Adjusted EBITDA, after cost savings(1)	674,628

(1)	Combined Adjusted EBITDA is a non-GAAP financial measure. Combined Adjusted EBITDA is defined as net income of Beacon and Allied plus combined interest expense (net of interest income), combined income taxes, combined depreciation and amortization, adjustments to contingent consideration, stock-based compensation, non-recurring acquisition costs, fiscal year 2017 year-to-date acquisition run-rate adjustments and other adjustments for certain one-time costs incurred by Allied. We utilize Adjusted EBITDA to analyze and report operating results that are unaffected by differences in capital structures, capital investment cycles, and varying ages of related assets.

While we believe these are useful measures for investors, they are not presented in accordance with GAAP. You should not consider non-GAAP measures in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, combined Adjusted EBITDA has inherent material limitations as a performance measure because it adds back certain expenses to net income, resulting in those expenses not being taken into accounting the applicable financial measure.

For instance, combined Adjusted EBITDA does not include interest expense. Because Beacon has borrowed money, interest expense is a necessary element of its costs. In addition, combined Adjusted EBITDA does not include depreciation and amortization expense. Because the company has capital and intangible assets, depreciation and amortization expense is a necessary element of its costs. Combined Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of the company’s costs since the company makes stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Combined Adjusted EBITDA also does not include acquisition costs because these are non-recurring costs that the company incurred to integrate prior acquisitions. Combined Adjusted EBITDA includes an adjustment to annualize the partial year results of prior acquisitions made between September 30, 2016 and June 30, 2017 as if such acquisitions had been completed as of July 1, 2016. Combined Adjusted EBITDA also does not include other adjustments for certain one-time costs incurred by Allied as those costs are expected to be non-recurring in the future combined company. Moreover, combined Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of the company’s operations. Because not all companies use identical calculations, the company’s presentation of combined Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, and is not directly comparable to the presentation by Beacon.

The following table is a reconciliation of Beacon and Allied net income to combined EBITDA and combined Adjusted EBITDA:

LTM Ended June 30, 2017

(in thousands)

	Beacon	Allied	Run Rate Synergies	Combined
Net income	$103,125	$86,173	$—	$189,298
Interest expense, net	56,407	4,966	—	61,373
Income taxes	65,342	56,622	—	121,964
Depreciation and amortization	113,410	32,901	—	146,311

EBITDA	$338,284	$180,662	$—	$518,946
Adjustments:
Stock-based compensation	$14,906	$—	$—	$14,906
Acquisition costs(a)	6,154	—	—	6,154
Fiscal year 2017 acquisitions run rate(b)	12,319	—	—	12,319
Other adjustments(c)	—	12,303	—	12,303

Total adjustments	$33,379	$12,303	$—	$45,682

Adjusted EBITDA, before cost savings	$371,663	$192,965	$—	$564,628

Estimated cost savings(d)	—	—	110,000	110,000

Adjusted EBITDA, after cost savings	$371,663	$192,965	$110,000	$674,628

(a)	The costs incurred by Beacon to integrate prior fiscal year 2016 and 2017 acquisitions, primarily the RSG Acquisition.
(b)	Adjustments made to annualize the partial year results for prior Beacon acquisitions made between September 30, 2016 and June 30, 2017, as if such acquisitions had been completed as of July 1, 2016.
(c)	Other adjustments primarily relate to (i) CRH corporate overhead allocations to Allied, (ii) a one-time gain on sale of Allied property, plant and equipment, (iii) the release of an excess inventory reserve and accrual for tax audit assessments related to prior periods and (iv) certain other non-recurring costs, including CRH consulting, legal and other professional fees and expenses.

(d)	Represents Beacon management’s estimated projected annual cost savings from the Allied Acquisition through branch consolidation, general and administrative cost reductions and procurement benefits totaling approximately $110 million, which are expected to be realized within approximately two years following consummation of the Allied Acquisition. During the first year following closing, we anticipate realizing approximately $50 million of the anticipated $110 million of annual cost savings. By the end of the second year following closing, we anticipate realizing an additional $60 million of annual cost savings. Excludes estimated one-time costs of approximately $50 million over the first two years required to achieve the anticipated annual savings. Anticipated branch consolidation cost savings relate to potential savings achieved through the planned consolidation of branch facilities in overlapping Beacon and Allied regions. Anticipated general and administrative cost savings relate to potential savings achieved through the planned consolidation of corporate support functions and planned consolidation of benefit plans and insurance policies. Anticipated procurement cost savings relate to potential savings achieved through optimized pricing and rebates with existing contractual relationships with suppliers.

Pro Forma Condensed Combined Balance Sheet Data (Unaudited):

As of June 30, 2017
Balance Sheet Data (in thousands):
Assets
Current assets:
Cash and cash equivalents	$33,055
Accounts receivable	1,064,629
Inventories, net	1,007,706
Prepaid expenses and other current assets	279,570

Total current assets	2,384,960
Property and equipment, net	302,311
Goodwill	2,797,656
Intangibles, net	1,353,244
Other assets, net	3,780

Total Assets	$6,841,951

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$763,612
Accrued expenses	394,076
Current portions of long-term debt	13,762
Indebtedness to related parties	—

Total current liabilities	1,171,450
Borrowings under revolving lines of credit, net	594,666
Long-term debt, net	2,517,008
Deferred income taxes, net	474,377
Long-term obligations under equipment financing and other, net	29,184
Indebtedness to related parties	—

Total liabilities	4,786,685

Commitments and contingencies
Convertible preferred stock	398,025
Stockholders’ equity:
Common stock	666
Preferred stock	—
Additional paid-in capital	1,001,146
Retained earnings	672,807
Accumulated other comprehensive loss	(17,378)

Total stockholders’ equity	1,657,241

Total Liabilities and Stockholders’ Equity	$6,841,951

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risks described below and all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus supplement and accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The risks and uncertainties described herein and therein are not the only ones that we face. Additional risks and uncertainties not known to us or that we deem immaterial may also adversely affect our business, operating results, cash flows and financial condition. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Forward-Looking Statements.”

Risks Related to the Allied Transactions

The Allied Acquisition is subject to closing conditions, including certain conditions that may not be satisfied, and it may not be completed on a timely basis, or at all. Failure to complete the Allied Acquisition could have material and adverse effects on Beacon.

On August 24, 2017, Beacon entered into the Stock Purchase Agreement in connection with the Allied Acquisition. Although we currently expect the Allied Acquisition to close on January 2, 2018, subject to regulatory approvals and customary closing conditions, there can be no assurance that the Allied Acquisition will be completed in accordance with the anticipating timing or at all. Regulatory agencies may refuse to approve the Allied Acquisition or seek to make their approval subject to compliance with unanticipated or onerous conditions. These conditions could have the effect, among other things, of imposing significant additional costs, limiting our revenues, requiring divestitures of material assets or imposing other operating restrictions, any of which may reduce the anticipated benefits of, or prevent the completion of, the Allied Acquisition. Also, either Allied or the Company may terminate the Stock Purchase Agreement if the Allied Acquisition has not been completed by February 28, 2018 (subject to extension to August 31, 2018 in the event all closing conditions in the Stock Purchase Agreement have been satisfied or waived as of February 28, 2018 (or, with respect to those conditions which, by their nature can only be satisfied at the closing of the Allied Acquisition, would reasonably be capable of satisfaction as of such date), other than the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)), unless the failure of the Allied Acquisition to be completed has resulted from the failure of the party seeking to terminate the Stock Purchase Agreement to perform its obligations.

If the Allied Acquisition is not completed on a timely basis, or at all, Beacon’s ongoing business may be adversely affected. Additionally, in the event the Allied Acquisition is not completed, Beacon will be subject to a number of risks without realizing any of the benefits of having completed the Allied Acquisition, including the following:

•	the Company will be required to pay its costs relating to the Allied Acquisition, such as legal, accounting, financing and financial advisory fees, whether or not the Allied Acquisition is completed, and could be required to pay Allied a termination fee of $85 million in cash if the Stock Purchase Agreement is terminated under specified circumstances;

•	time and resources committed by the Company’s management to matters relating to the Allied Acquisition could otherwise have been devoted to pursuing other beneficial opportunities; and

•	the market price of the Company’s securities could decline to the extent that the current market price reflects a market assumption that the Allied Acquisition will be completed, or to the extent that the Allied Acquisition is fundamental to the Company’s business strategy.

If the Allied Acquisition does not close, we will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

This offering is not contingent on the completion of the Allied Acquisition. Accordingly, if you decide to purchase common stock in this offering, you should be willing to do so whether or not we complete the Allied Acquisition. In the event that we fail to consummate the Allied Acquisition, we will have issued a significant number of additional shares of common stock and we will not have acquired the revenue generating assets that would be required to produce the earnings we anticipated. As a result, failure to consummate the Allied Acquisition could materially adversely affect our earnings per share.

In the event we do not consummate the Allied Acquisition for any reason, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. See “Use of Proceeds.” The use of the net proceeds for the Allied Acquisition or other corporate purposes may not yield profitable results or increase our market value.

Combining Beacon and Allied may be more difficult, costly or time consuming than expected and the anticipated synergies and benefits of the Allied Acquisition may not be realized in the timeframe we expect or at all.

Prior to the completion of the Allied Acquisition, we and Allied have operated independently. Although we expect the Allied Acquisition to result in a significant amount of synergies and other financial and operational benefits, we may be unable to realize these synergies or other benefits in the timeframe that we expect or at all. We continue to assess synergies that we may realize as a combined company, the realization of which will depend on a number of factors. The success of the Allied Acquisition, including anticipated synergies, benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate our current operations with Allied’s business. It is possible that the integration process could result in higher than expected costs, diversion of management attention, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, suppliers, vendors and employees or to achieve the anticipated benefits and cost savings of the Allied Acquisition. If we experience difficulties with the integration process or other unforeseen costs, the anticipated benefits and cost savings of the Allied Acquisition may not be realized fully or at all, or may take longer to realize than expected. Management continues to refine its integration plan. The integration planning and implementation process will result in significant costs and divert management attention and resources. These integration matters could have an adverse effect on our combined company for an undetermined period after completion of the Allied Acquisition. In addition, the actual cost savings of the Allied Acquisition could be less than anticipated, or otherwise offset by other factors.

In addition, our combined company will incur a number of non-recurring costs associated with the Allied Transactions and the related Allied integration process. One-time costs to achieve the anticipated cost savings are estimated to be $50 million over the first two years following closing. We also will incur substantial transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Allied Acquisition and the integration of the two companies’ businesses. Any elimination of duplicative costs, or the realization of any other efficiencies related to the integration of the businesses, may not offset integration-related costs or may not be achieved in the near term, or at all.

We are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plan. Our success after the Allied Acquisition will depend in part upon our ability to retain key management and sales personnel and other key employees of both Beacon and Allied. Current and prospective employees may experience uncertainty about their future roles with us following the Allied Acquisition, which may materially adversely affect our ability to attract and retain key personnel. Accordingly, no assurance can be given that we will be able to retain key management and sales personnel and other key employees.

Events outside of our control, including operating changes or regulatory changes, could also adversely affect our ability to realize the anticipated benefits and cost savings from the Allied Acquisition. Thus, the integration may be unpredictable, or subject to delays or changed circumstances, and our combined company may not perform in accordance with our expectations. Accordingly, you should not place undue reliance on our anticipated synergies, benefits or cost savings.

Acquiring Allied will substantially increase the scale of our combined company, which will increase the magnitude of the risks to which we are subject.

Allied is a large and complex company that will add significantly to the size and scale of our operations upon consummation of the Allied Acquisition. In addition, the Allied Acquisition will provide us with an entry into the adjacent interior products business, a business line in which we have not previously engaged, which may be more challenging to integrate and manage than we anticipate. For the nine months ended June 30, 2017, Beacon had approximately $3.1 billion in net sales and, as of June 30, 2017, approximately $3.4 billion in total assets. For the six months ended July 1, 2017, Allied generated net sales of approximately $1.2 billion and, as of July 1, 2017, had approximately $1.4 billion in total assets. The Allied Acquisition will be the largest acquisition in our company’s history (as measured by purchase price, total net sales, and number of branches of acquired business). We may have failed to identify all the risks to which the Allied Acquisition may expose us or the effects it may have on the long-term value of our combined company, including any risks related to Allied or Allied’s compliance with, among others, laws and regulations, contractual obligations and leases.

The incurrence of indebtedness to fund the Allied Acquisition may impact our financial position and subject us to additional financial and operating restrictions.

In connection with the Allied Acquisition, we expect to incur a substantial amount of additional indebtedness under the Debt Financing, which may result in substantially higher borrowing costs. Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. The combined company may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

The incurrence of indebtedness contemplated by the Debt Financing will subject us to financial and operating covenants, which may limit our flexibility in responding to our business needs. If we are not able to maintain compliance with stated financial covenants or if we breach other covenants in any debt agreement, related to the New Senior Secured Credit Facilities or otherwise, we could be in default under such agreement. Such a default could allow our creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies.

Our overall leverage and terms of our financing could, among other things:

•	make it more difficult to satisfy our obligations under the terms of our indebtedness, including the New Senior Secured Credit Facilities and the related agreements contemplated by the Debt Financing;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our flexibility to plan for and adjust to changing business and market conditions and increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flows to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future acquisitions, working capital, business activities, and other general corporate requirements; and

•	limit our ability to obtain additional financing for working capital, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward.

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus supplement.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Allied Acquisition been completed on the dates indicated. This information reflects adjustments, which are based upon preliminary estimates, to allocate the consideration paid in connection with the Allied Acquisition to Allied’s identifiable net assets. The allocation reflected in this prospectus supplement is preliminary, and final allocation of the consideration will be based upon the final purchase price paid in the Allied Acquisition (which will depend upon, among other things, the net working capital and financing adjustments to the purchase price contemplated by the Stock Purchase Agreement), the terms of the Debt Financing and the fair value of the assets and liabilities of Allied as of the date of the completion of the Allied Acquisition. In addition, subsequent to the closing date of the Allied Acquisition, there may be further refinements of the allocation as additional information becomes available. Accordingly, the final accounting adjustments related to the consideration paid in connection with the Allied Acquisition may differ materially from the pro forma adjustments reflected herein. See “Unaudited Pro Forma Condensed Combined Financial Information” and the accompanying notes.

The issuance of preferred shares in the Convertible Preferred Stock Purchase, which will rank senior to our shares of common stock, and the issuance of additional preferred shares as “in-kind” dividend payments will reduce the relative voting power of our common stockholders, will dilute the ownership of such stockholders, and may adversely affect the market price of our common stock. The Preferred Stock to be issued in the Convertible Preferred Stock Purchase will have rights, preferences and privileges that are not held by, and are preferential to the rights of, our common stockholders. We may be required under certain circumstances to repurchase the Preferred Stock for cash; such obligations could adversely affect our liquidity and financial condition.

The Preferred Stock may be converted to shares of our common stock at any time following issuance thereof at the option of the holder, and any such conversion will dilute the ownership interest of our common stockholders. After giving effect to this offering and the intended use of net proceeds therefrom (as described below under “Use of Proceeds”), we anticipate that we will issue 400,000 shares of Preferred Stock to the CD&R Stockholder in the Convertible Preferred Stock Purchase upon closing of the Allied Acquisition. Such shares of Preferred Stock may be converted at the option of the holder into 9,694,619 shares of our common stock representing approximately 14.5% of our outstanding shares of common stock (on an as-converted basis, after giving effect to this offering and assuming no adjustment to the initial conversion price of $41.26 per share). In addition, under the terms of the Preferred Stock, we may, at our option, force the conversion of all (but not less than all) of the outstanding shares of Preferred Stock to common stock if any time the market price of our common stock exceeds 200% of the then-effective conversion price per share for at least 75 days out of any trailing 90-trading day period. Any such conversion would significantly dilute our common stockholders and may adversely affect our earnings per share and the market price of our common stock.

Dividends on the Preferred Stock will accrue at a rate of 6.0% per annum, payable quarterly in arrears, and may be paid at our option in cash or “in-kind” through the issuance of additional shares of Preferred Stock, subject to certain conditions. If dividends on the Preferred Stock are paid in kind, it will dilute the ownership interest of our common stockholders. In addition, if we issue additional shares of Preferred Stock as “in-kind” dividend payments that, together with the 400,000 shares of Preferred Stock issued to the CD&R Stockholder at closing of the Allied Acquisition, represent in excess of 12,071,937 shares of our common stock on an as-converted basis, and in certain other circumstances (described below under “The Allied Transactions”), a “Triggering Event” would occur. Upon the occurrence of a “Triggering Event,” the dividend rate will increase to 9.0% per annum for so long as the Triggering Event remains in effect, which will further dilute our common stockholders if we issue additional shares of Preferred Stock to satisfy our dividend payment obligations. Moreover, if we declare or pay a cash dividend on our common stock, we will be required to declare and pay a dividend on the outstanding Preferred Stock on a pro rata basis with the common shares determined on an as-converted basis. The maximum number of shares of common stock into which the Preferred Stock may be converted (taking into account any shares of Preferred Stock issued as in-kind dividend payments) will be limited to 12,071,937 shares of our common stock, which represents 19.99% of the total number of shares of common stock issued and outstanding immediately prior to the execution of the Investment Agreement, unless and until we were to obtain stockholder approval of such issuance under the NASDAQ listing rules. The terms of the Investment Agreement and Preferred Stock do not require us to obtain stockholder approval in these circumstances.

Holders of the Preferred Stock generally will be entitled to vote with the holders of the shares of Common Stock on all matters submitted for a vote of holders of shares of Common Stock (voting together with the holders of shares of Common Stock as one class) (subject to the limitation that any one Preferred Stock holder, together with its affiliates, cannot vote any shares in excess of 19.99% of the aggregate voting power of the common stock outstanding immediately prior to the execution of the Investment Agreement). The prior written consent of the holders of a majority of the Preferred Stock will also be required to, among other things, (i) amend or modify the Company’s charter, by-laws or the certificate of designations governing the Preferred Stock that would adversely affect the Preferred Stock or (ii) amend the Company’s debt agreements to, among other things, adversely affect the Company’s ability to pay dividends on the Preferred Stock, subject to certain exceptions.

As further described in “The Allied Transactions—Convertible Preferred Stock Purchase and Preferred Stock Terms,” the conversion price of the Preferred Stock is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar event. Adjustments to the conversion price will dilute the ownership interest of our common stockholders.

In addition, holders of Preferred Stock will have the right to receive a liquidation preference entitling them to be paid out of our assets available for distribution to shareholders, before any payment may be made to holders of shares of common stock, an amount equal to the greater of (a) 100% of the liquidation preference thereof plus all accrued and unpaid dividends or (b) the amount that such holder would have been entitled to receive upon our liquidation, dissolution and winding up if all outstanding shares of Preferred Stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up, without regard to any of the limitations on conversion or convertibility.

Furthermore, the holders of the Preferred Stock will have certain redemption rights, including upon certain change of control events involving us, which, if exercised, could require us to repurchase all of the outstanding Preferred Stock for cash at the original purchase price of the Preferred Stock plus all accrued and unpaid dividends thereon. Our obligations to pay regular dividends to the holders of the Preferred Stock or any required repurchase of the outstanding Preferred Stock could impact our liquidity and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions, and other general corporate purposes. Our obligations to the holders of Preferred Stock could also limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition. The preferential rights could also result in divergent interests between the holders of the Preferred Stock and holders of our common stock.

Following the completion of the Allied Acquisition and 18-month lock-up period, the CD&R Stockholder may sell shares of our common stock issued upon conversion of Preferred Stock in the public market, which may cause the market price of our common stock to decrease.

The shares of Preferred Stock to be issued to the CD&R Stockholder in the Convertible Preferred Stock Purchase are convertible into a large number of shares of our common stock. Further, additional shares of Preferred Stock may be paid as in-kind dividends on the Preferred Stock. We will enter into a registration rights agreement with the CD&R Stockholder, which will give this holder (together with its permitted transferees) the right to require us to register all or a portion of its shares under the Securities Act following such 18-month lock-up period. The registration rights for the CD&R Stockholder will allow it to sell its shares without compliance with the volume and manner of sale limitations under Rule 144 promulgated under the Securities Act and will facilitate the resale of such securities into the public market. The market value of our common stock could decline as a result of sales by the CD&R Stockholder from time to time. In particular, the sale of a substantial number of our shares by the CD&R Stockholder within a short period of time, or the perception that such sale might occur, could cause our stock price to decrease, make it more difficult for us to raise funds through future offerings of Beacon common stock or acquire other businesses using Beacon common stock as consideration.

Following the consummation of the Allied Transactions, the CD&R Stockholder will hold a significant equity interest in us and may exercise significant influence over us, including through its ability to designate up to two directors to our board of directors, and its interests as a preferred equity holder may diverge from or even conflict with your interests.

After giving effect to the Allied Transactions, the CD&R Stockholder will beneficially own Preferred Stock convertible into approximately 14.5% of our outstanding common stock (assuming no adjustment to the initial conversion price of $41.26 per share) and will become our largest stockholder. As a result, the CD&R Stockholder may have the indirect ability to influence our policy and operations. In addition, in connection with the Allied Acquisition, we have entered into the Investment Agreement with the CD&R Stockholder, pursuant to which the CD&R Stockholder will be initially entitled to appoint up to two directors to our board of directors. See “The Allied Transactions—Convertible Preferred Stock Purchase and Preferred Stock Terms.” Notwithstanding the fact that all directors will be subject to fiduciary duties to us and to applicable law, the interests of the directors designated by the CD&R Stockholder may differ from the interests of our security holders as a whole or of our other directors. With such representation on our board of directors, the CD&R Stockholder will have influence over the appointment of management and any action requiring the vote of our board of directors, including significant corporate action such as mergers and sales of substantially all of our assets. The directors controlled by the CD&R Stockholder will also be able to make decisions affecting our capital structure, including decisions to issue additional capital stock and incur additional debt. Additionally, for so long as the CD&R Stockholder owns Preferred Stock, certain matters will require the approval of the CD&R Stockholder, including (1) amendments or modifications to the Company’s charter, by-laws or the certificate of designations governing the Preferred Stock that would adversely affect the Preferred Stock, (2) authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or parity equity securities or any security convertible into, shares of senior or parity equity securities, (3) any increase or decrease in the authorized number of preferred shares or the issuance of additional shares of Preferred Stock, (4) amendments to the Company’s debt agreements that would, among other things, adversely affect the Company’s ability to pay dividends on the Preferred Stock, subject to certain exceptions, and (5) the liquidation, dissolution or filing of a voluntary petition for bankruptcy or receivership. The interests of the CD&R Stockholder as stockholder may not in all cases be aligned with your interests and may even conflict with your interests. The CD&R Stockholder and its affiliates are in the business of making or advising on investments in companies, including businesses that may directly or indirectly compete with certain portions of our business. In addition, the CD&R Stockholder may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such a transaction might involve risks to you. Furthermore, the CD&R Stockholder may in the future own businesses that directly or indirectly compete with us. The CD&R Stockholder may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Risks Related to Our Business

We may not be able to effectively integrate newly acquired businesses into our operations or achieve expected cost savings or profitability from our acquisitions.

Our growth strategy includes acquiring other distributors of roofing materials and complementary products. Acquisitions involve numerous risks, including:

•	unforeseen difficulties in integrating operations, technologies, services, accounting and employees, including difficulties in operating and integrating Allied’s interior products business line, a business line which we have not previously operated;

•	diversion of financial and management resources from existing operations;

•	unforeseen difficulties related to entering geographic regions where we do not have prior experience;

•	potential loss of key employees;

•	unforeseen liabilities associated with businesses acquired; and

•	inability to generate sufficient revenue or realize sufficient cost savings to offset acquisition or investment costs.

As a result, if we fail to evaluate and execute acquisitions properly, we might not achieve the anticipated benefits of such acquisitions and we may incur costs in excess of what we anticipate. These risks would likely be greater in the case of larger acquisitions, including the Allied Acquisition. See “—Risks Related to the Allied Transactions.”

We may not be able to successfully complete acquisitions on acceptable terms, which would slow our growth rate.

The acquisition of other distributors of roofing materials and complementary products is an important part of our growth strategy. We continually seek additional acquisition candidates in selected markets and from time to time engage in exploratory discussions with potential candidates. We are unable to predict whether or when we will be able to identify any suitable additional acquisition candidates, or the likelihood that any potential acquisition will be completed. If we cannot complete acquisitions that we identify on acceptable terms, it is unlikely that we will sustain the historical growth rates of our business.

An inability to obtain the products that we distribute could result in lost revenues and reduced margins and damage relationships with customers.

We distribute roofing and other exterior building materials that are manufactured by a number of major suppliers. Disruptions in our sources of supply may occur as a result of unanticipated demand or production or delivery difficulties. When shortages occur, roofing material suppliers often allocate products among distributors. Although we believe that our relationships with our suppliers are strong and that we would have access to similar products from competing suppliers should products be unavailable from current sources, any supply shortage, particularly of the most commonly sold items, could result in a loss of revenues and reduced margins and damage relationships with customers.

Loss of key talent or our inability to attract and retain new qualified talent could hurt our ability to operate and grow successfully.

Our success will continue to depend to a significant extent on our executive officers and key management personnel, including our divisional executive vice presidents and regional vice presidents. We do not have key man life insurance covering any of our executive officers. We may not be able to retain our executive officers and key personnel or attract additional qualified management. The loss of any of our executive officers or other key management employees, or our inability to recruit and retain qualified employees, could hurt our ability to operate and make it difficult to execute our acquisition and internal growth strategies. Further, the Allied Acquisition may negatively impact our ability to retain key personnel. See “—Risks Related to the Allied Transactions—Uncertainties associated with the Allied Acquisition may cause a loss of management and sales personnel and other key employees of Allied or us, which could adversely affect the future business and operations of the combined company following the Allied Acquisition.”

A change in vendor pricing and demand could adversely affect our income and gross margins.

Many of the products that we distribute are subject to price changes based upon manufacturers’ raw material costs and other manufacturer pricing decisions. For example, as a distributor of residential roofing supplies, our business is sensitive to asphalt prices, which are highly volatile and often linked to oil prices, as oil is a significant input in asphalt production. Shingle prices have been volatile in recent years, partly due to volatility in asphalt prices. Historically, we have generally been able to pass increases in the prices of shingles on to our customers. Although we often are able to pass on manufacturers’ price increases, our ability to pass on increases in costs depends on market conditions. The inability to pass along cost increases could result in lower operating margins. In addition, higher prices could impact demand for these products, resulting in lower sales volumes.

A change in vendor rebates could adversely affect our income and gross margins.

The terms on which we purchase products from many of our vendors entitle us to receive a rebate based on the volume of our purchases. These rebates effectively reduce our costs for products. If market conditions change, vendors may adversely change the terms of some or all of these programs. Although these changes would not affect the net recorded costs of product already purchased, it may lower our gross margins on products we sell and therefore the income we realize on such sales in future periods.

Cyclicality in our business and general economic conditions could result in lower revenues and reduced profitability.

A portion of the products we sell are for residential and non-residential construction. The strength of these markets depends on new housing starts and business investment, which are a function of many factors beyond our control, including credit and capital availability, interest rates, foreclosure rates, housing inventory levels and occupancy, employment levels, consumer confidence and the health of the United States economy and mortgage markets. Economic downturns in the regions and markets we serve could result in lower revenues and, since many of our expenses are fixed, lower profitability. In addition, demand for certain interior products, such as drywall, is highly correlated with new housing starts, which are subject to the factors detailed above. The challenging economic conditions in recent years, including tighter credit markets, have adversely affected demand for new residential and non-residential projects and, to a lesser extent, re-roofing projects, and may continue to negatively affect expenditures for roofing in the near term. Unfavorable changes in demographics, credit markets, consumer confidence, housing affordability, or housing inventory levels and occupancy, or a weakening of the United States economy or of any regional or local economy in which we operate could adversely affect consumer spending, result in decreased demand for our products, and adversely affect our business. In addition, instability in the economy and financial markets, including as a result of terrorism or civil or political unrest, may result in a decrease in housing starts, which would adversely affect our business.

Seasonality in the construction and re-roofing industry generally results in second quarter losses.

Our second quarter is typically affected adversely by winter construction cycles and cold weather patterns as the levels of activity in the new construction and re-roofing markets decrease. Because many of our expenses remain relatively fixed throughout the year, we generally record a loss during our second quarter. We expect that these seasonal variations will continue in the near future.

If we encounter difficulties with our management information systems, we could experience problems with inventory, collections, customer service, cost control and business plan execution.

We believe our management information systems are a competitive advantage in maintaining our leadership position in the roofing distribution industry. However, if we experience problems with our management information systems, we could experience, among other things, product shortages and/or an increase in accounts receivable aging. Any failure by us to properly maintain and protect our management information systems could adversely impact our ability to attract and serve customers and could cause us to incur higher operating costs and experience delays in the execution of our business plan.

Since we rely heavily on information technology both in serving our customers and in our enterprise infrastructure in order to achieve our objectives, we may be vulnerable to damage or intrusion from a variety of cyber-attacks including computer viruses, worms or other malicious software programs that may access our systems. Despite the precautions we take to mitigate the risks of such events, an attack on our enterprise information technology system could result in theft or disclosure of our proprietary or confidential information or a breach of confidential customer or employee information. Such events could have an adverse impact on revenue, harm our reputation, and cause us to incur significant legal liability and costs to address and remediate such events and related security concerns.

An impairment of goodwill and/or other intangible assets could reduce net income.

Acquisitions frequently result in the recording of goodwill and other intangible assets. As of June 30, 2017, goodwill represented 36.7% of our total assets. We expect to record significant additional goodwill and other intangible assets upon consummation of the Allied Acquisition and expect that goodwill will represent approximately 40.9% of our assets upon consummation of the Allied Acquisition. Goodwill is not amortized for financial reporting purposes and is subject to impairment testing at least annually using a fair-value based approach. The identification and measurement of goodwill impairment involves the estimation of the fair value of our reporting units. Our accounting for impairment contains uncertainty because management must use judgment in determining appropriate assumptions to be used in the measurement of fair value. We determine the fair values of our reporting units by using a qualitative approach.

We evaluate the recoverability of goodwill for impairment in between our annual tests when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Any impairment of goodwill will reduce net income in the period in which the impairment is recognized.

We might need to raise additional capital, which may not be available, thus limiting our growth prospects.

In the future we may require equity or additional debt financing in order to consummate an acquisition, for additional working capital for expansion, or if we suffer more than seasonally expected losses. In the event such additional financing is unavailable to us on commercially attractive terms or at all, we may be unable to expand or make acquisitions or pursue other growth opportunities.

Major disruptions in the capital and credit markets may impact both the availability of credit and business conditions.

If the financial institutions that have extended credit commitments to us are adversely affected by major disruptions in the capital and credit markets, they may become unable to fund borrowings under those credit commitments. This could have an adverse impact on our financial condition since we need to borrow funds at times for working capital, acquisitions, capital expenditures and other corporate purposes.

Major disruptions in the capital and credit markets could also lead to broader economic downturns, which could result in lower demand for our products and increased incidence of customers’ inability to pay their accounts. The majority of our net sales volume is facilitated through the extension of trade credit to our customers. Additional customer bankruptcies or similar events caused by such broader downturns may result in a higher level of bad debt expense than we have historically experienced. Also, our suppliers may be impacted, causing potential disruptions or delays of product availability. These events would adversely impact our results of operations, cash flows and financial position.

Our level and terms of indebtedness could adversely affect our ability to raise additional capital to fund our operations, take advantage of new business opportunities, and prevent us from meeting our obligations under our debt instruments.

As of June 30, 2017, we had $292 million, net of debt issuance fees, in aggregate principal amount of our 6.375% senior notes due 2023 (our “outstanding senior notes”) outstanding, $434.2 million, net of debt issuance fees, incurred under our existing seven-year senior secured term loan “B” facility, $449.6 million, net of debt issuance fees, drawn under our existing senior secured asset-based revolving credit facility (the “ABL Facility” and, together with the term loan B facility, our “Existing Senior Secured Credit Facilities”), and $37.7 million of total other indebtedness. In addition, we expect to incur substantial indebtedness under the proposed Debt Financing for the Allied Acquisition as discussed above under “—The incurrence of indebtedness to fund the Allied Acquisition may impact our financial position and subject us to additional financial and operating restrictions.”

Our substantial debt could have important consequences to us, including:

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of our cash flow used in operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our liquidity and our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates, and corresponding increased interest expense, because future borrowings under our Existing Senior Secured Credit Facilities or New Senior Secured Credit Facilities would be at variable rates of interest;

•	reducing funds available for working capital, capital expenditures, acquisitions and other general corporate purposes, due to the costs and expenses associated with such debt;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing marketplace conditions and placing us at a competitive disadvantage compared to our competitors who may have less debt.

In addition, the debt agreements that currently govern our Existing Senior Secured Credit Facilities and the indenture governing our outstanding senior notes impose significant operating and financial restrictions on us, including limitations on our ability to, among other things, pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; merge or consolidate; enter into agreements that restrict the ability of our subsidiaries to make dividends or other payments to Beacon Roofing Supply, Inc.; and transfer or sell assets. We expect that the debt agreements and other debt instruments that will govern the New Senior Secured Credit Facilities and the New Senior Notes will have similar restrictions. In addition, the terms of the Preferred Stock contain restrictions on our ability to pay dividends on our common stock, and the holders of such shares would participate in any declared common stock dividends, reducing the cash available to holders of common stock. As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to capitalize on available business opportunities.

Our liquidity at June 30, 2017 included $229.1 million in net borrowing availability under the ABL Facility (subject to availability under a borrowing base and after giving effect to approximately $10.9 million of letters of credit expected to be issued, replaced or cash collateralized, which were outstanding as of June 30, 2017) and $33.1 million of cash on hand. There are no assurances that we will maintain a level of liquidity sufficient to permit us to pay the principal, premium and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, which could cause us to default on our debt obligations and impair our liquidity. In the event of a default under any of our indebtedness, the holders of the defaulted debt could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest, which in turn could result in cross-defaults under our other indebtedness. The lenders under our Existing Senior Secured Credit Facilities could also elect to terminate their commitments thereunder and cease making further loans, and such lenders could institute foreclosure proceedings against their collateral, and we could be forced into bankruptcy or liquidation.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions which could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the debt agreements that currently govern our Existing Senior Secured Credit Facilities, outstanding senior notes and other debt instruments contain, and the debt agreements and other debt instruments that we anticipate will govern the New Senior Secured Credit Facilities and the New Senior Notes will contain, restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent we incur additional indebtedness or other obligations, the risks described in the immediately preceding risk factor and others described herein may increase.

Risks Related to Our Common Stock and this Offering

Beacon Roofing Supply, Inc. is a holding company with no operations of its own, and it depends on its subsidiaries for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

Beacon Roofing Supply, Inc., the issuer of our common stock, is a holding company that derives all of its operating income from its subsidiaries. Beacon Roofing Supply, Inc. relies on the earnings and cash flows of its subsidiaries, which are paid to it by its subsidiaries in the form of dividends and other payments or distributions, to meet its debt service obligations or to pay dividends. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. See “Dividend Policy.” However, to the extent that we determine in the future to pay dividends on our common stock, the debt agreements currently governing our Existing Senior Secured Credit Facilities and outstanding senior notes limit our ability to pay dividends. We anticipate that the debt agreements and other debt instruments that will govern the New Senior Secured Credit Facilities and the New Senior Notes will contain similar limitations. The terms of the Preferred Stock will also have limitations on the payment of dividends on shares of our common stock. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our board of directors currently intends to retain any future earnings for reinvestment in our growing business. Any future determination to pay dividends will also be at the discretion of our board of directors and will be dependent upon various factors. In addition, the debt agreements currently governing our Existing Senior Secured Credit Facilities and outstanding senior notes limit our ability to pay dividends. We anticipate that the debt agreements and other debt instruments that will govern the New Senior Secured Credit Facilities and the New Senior Notes will contain similar limitations. The terms of the Preferred Stock will also have limitations on the payment of dividends on shares of our common stock. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. See “Dividend Policy.”

The market price of our common stock may be volatile.

We cannot assure you that an active public market for our common stock will be sustained. In the absence of a public trading market, you may not be able to liquidate your investment in our common stock. In addition, the market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

•	industry or general market conditions;

•	changes in our customers’ preferences;

•	lawsuits, enforcement actions and other claims by third parties or governmental authorities;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	action by institutional stockholders or other large stockholders, including future sales by them of shares of our common stock;

•	announcements by us of significant impairment charges;

•	failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;

•	investor perception of us and our industry;

•	changes in market valuations or earnings of similar companies;

•	announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

In particular, we cannot assure you that you will be able to resell your shares of our common stock at or above the price you paid for them. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing stockholders could cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. As of September 14, 2017, we had 60,407,277 outstanding shares of our common stock, substantially all of which are freely tradeable without restriction under the Securities Act, except for shares held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The sale of a substantial number of our shares by these or other significant stockholders within a short period of time could cause our stock price to decrease. In addition, we filed registration statements under the Securities Act to register the shares of common stock to be issued under our equity incentive plans and, as a result, all shares of our common stock acquired upon exercise of stock options or upon vesting of restricted stock units granted under our equity incentive plans are also freely tradable under the Securities Act, unless such shares are held by our affiliates. As of September 14, 2017, there were options to purchase 2,105,036 shares of our common stock and 709,390 unvested restricted stock units issued and outstanding. In addition, as of the same date, 4,094,211 shares of our common stock were reserved for future issuance under our equity incentive plans.

Furthermore, after giving effect to this offering and the intended use of net proceeds therefrom (as described below under “Use of Proceeds”), we anticipate that we will issue 400,000 shares of Preferred Stock to the CD&R Stockholder in the Convertible Preferred Stock Purchase, which may be converted into 9,694,619 shares of our common stock (assuming no adjustment to the initial conversion price of $41.26 per share). We will enter into a registration rights agreement with the CD&R Stockholder, which will give this holder (together with its permitted transferees) the right to require us to register all or a portion of its shares under the Securities Act following the expiration of an 18-month post-closing lock-up period. The registration rights for the CD&R Stockholder will facilitate the resale of such securities into the public market. Any sales in the public market of our common stock issued upon conversion of the Preferred Stock could adversely affect prevailing market prices of the outstanding shares of our common stock. In addition, the existence of our Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Preferred Stock could depress the price of our common stock.

In the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline. Sales of a substantial amount of our common stock into the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. In addition, this offering and any future issuances of common stock may adversely affect our expectations regarding the amount or timing of any anticipated accretive impact of the Allied Acquisition.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

We and our executive officers and directors have entered into lock-up agreements with respect to our common stock, pursuant to which we are subject to certain resale restrictions for a period of 60 days following the date of this prospectus supplement. Pursuant to the foregoing lock-up agreements, at any time and without notice, the representatives may release all or any portion of the common stock subject to the lock-up agreements. If the restrictions under the lock-up agreements are waived, then the common stock subject to such restrictions will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our second amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our second amended and restated certificate of incorporation and amended and restated by-laws:

•	authorize the issuance of “blank check” preferred stock with voting or other rights or preferences that could be issued by our board of directors that may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that vacancies on our board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office, although less than a quorum, or by a sole remaining director;

•	prohibit stockholders from calling special meetings of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	require the affirmative vote of a majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present to amend our by-laws or by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock—Anti-Takeover Provisions of the Delaware Law and Our Governing Documents” in the accompanying prospectus.

Our second amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be $286.6 million (or $329.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and estimated offering expenses.

We currently intend to use the net proceeds from this offering, together with the net proceeds of the Convertible Preferred Stock Purchase and the proposed Debt Financing, to finance the Allied Acquisition and to pay fees and expenses related to the Allied Transactions. Subsequent to this offering, we expect to reduce the amount of the Convertible Preferred Stock Purchase to a minimum of $400.0 million and to use any remaining net proceeds from this offering to reduce the amount of borrowings incurred in the proposed Debt Financing. We may invest the net proceeds temporarily or repay borrowings under our existing ABL Facility until we use them for their stated purpose. The existing ABL Facility has a maturity date of October 1, 2020 and had an effective interest rate of 3.28% as of June 30, 2017.

The closing of this offering will occur prior to the consummation of the Allied Acquisition. This offering is not contingent upon the completion of (1) the proposed Debt Financing, (2) the Convertible Preferred Stock Purchase or (3) the closing of the Allied Acquisition. In the event that the Allied Acquisition does not close for any reason, then the net proceeds from this offering will be available for general corporate purposes, which may include strategic acquisitions or working capital. We cannot assure you that we will complete the Allied Transactions on the terms contemplated by this prospectus supplement or at all. See “Risk Factors—Risks Related to the Allied Transactions.”

The following table outlines the sources and uses of funds for the Allied Acquisition. The table assumes the substantially concurrent completion of the proposed Debt Financing, the Convertible Preferred Stock Purchase, the Allied Acquisition and this offering, although this offering is expected to close prior to the consummation of the Allied Acquisition and the Convertible Preferred Stock Purchase. For more information on Allied’s business and the Allied Transactions, see “Prospectus Supplement Summary—Allied’s Business” and “The Allied Transactions.”

All of the amounts in the following table are estimated as of September 20, 2017. Actual amounts may vary from the estimated amounts set forth below.

Sources of Funds		Uses of Funds
(dollars in millions)
Common stock offered hereby(1)	$300.4	Allied Acquisition Purchase Price	$2,625.0
Convertible Preferred Stock Purchase(2)	400.0	Refinancing existing indebtedness(4)	887.2
Debt Financing(3)	2,903.7	Related fees and expenses(5)	91.9

Total	$3,604.1	Total	$3,604.1

(1)	Before discounts, commissions and expenses.
(2)	Before expenses.
(3)	Before financing fees and expenses.
(4)	Based on repayment of borrowings under the existing ABL Facility of $449.6 million outstanding as of June 30, 2017.
(5)	Includes estimated discounts, fees and expenses of this offering, the proposed Debt Financing, the Convertible Preferred Stock Purchase and the Allied Acquisition.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2017:

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering (but not the application of the net proceeds therefrom); and

•	on a pro forma as adjusted basis to give effect to the Allied Transactions (including this offering and the application of the net proceeds therefrom as described under “Use of Proceeds” and the repayment of approximately $200 million of borrowings under our existing ABL Facility) as if they had occurred on that date.

The actual amounts may differ at the time of the consummation of the Allied Transactions. You should read this table together with the information contained in “Summary—Summary Historical Consolidated Financial Information of Beacon,” “Summary Unaudited Pro Forma Condensed Combined Financial Information,” “Use of Proceeds” and “Unaudited Pro Forma Condensed Combined Financial Information” and the accompanying notes, each of which is included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended September 30, 2016 and in our Quarterly Reports on Form 10-Q and the consolidated financial statements and related notes thereto of Beacon and Allied, each of which is incorporated by reference herein.

	As of June 30, 2017
	Actual basis with respect to Beacon Roofing Supply, Inc.	As adjusted giving effect to this offering(1)	Pro forma as adjusted giving effect to the Allied Transactions(2)
	(unaudited, in thousands)
Cash and cash equivalents	$33,055	$319,656	$33,055
Debt:
U.S. ABL Facility(3)	437,285	437,285	582,336
Canadian ABL Facility(3)	12,330	12,330	12,330
Term Loan B Facility(4)	434,177	434,177	958,000
Senior Notes due 2023(5)	292,008	292,008	292,008
New Senior Notes(6)	—	—	1,267,000
Equipment financing facilities(7)	37,674	37,674	38,446

Total debt	1,213,474	1,213,474	3,150,120

Total stockholders’ equity	1,400,888	1,687,489	1,657,241

Total capitalization	$2,614,362	$2,900,963	$4,807,361

(1)	Before any application of net proceeds of this offering, the Convertible Preferred Stock Purchase and the Debt Financing. See “Use of Proceeds.” We intend to use the net proceeds from this offering, together with the net proceeds of the Convertible Preferred Stock Purchase and the proposed Debt Financing, to finance the Allied Acquisition and to pay fees and expenses related to the Allied Transactions. Subsequent to this offering, we expect to reduce the Convertible Preferred Stock Purchase to a minimum of $400.0 million and to use any remaining net proceeds from this offering to reduce the amount of borrowings incurred in the proposed Debt Financing. We may invest the net proceeds temporarily or repay borrowings under our existing ABL Facility until we use them for their stated purpose. In the event that the Allied Acquisition does not close for any reason, then the net proceeds from this offering will be available for general corporate purposes, which may include strategic acquisitions or working capital. See “Risk Factors—Risks Related to the Allied Transactions.”

(2)	The pro forma as adjusted balances gives effect to the Allied Transactions, the application of the net proceeds of this offering as set forth in “Use of Proceeds,” and the repayment of approximately $200 million of borrowings under our existing U.S. ABL Facility. The existing ABL Facility has a maturity date of October 1, 2020 and had an effective interest rate of 3.28% as of June 30, 2017.
(3)	Reflects borrowings under our existing U.S. ABL Facility and existing Canadian ABL Facility. At the closing of the Allied Acquisition, we expect to increase the size of the existing ABL Facility (both the U.S. dollar and Canadian dollar tranches) from $700 million to $1.3 billion pursuant to the terms of the New ABL Facility.
(4)	Represents borrowings under our existing Term Loan B Facility. At the closing of the Allied Acquisition, we expect to refinance the existing Term Loan B Facility with a $970 million New Term Loan B Facility.
(5)	Represents the outstanding balance of the senior notes due 2023, net of debt issuance fees.
(6)	Represents the New Senior Notes we currently expect to issue in lieu of any borrowings under the Bridge Facility to finance the Allied Transactions. We expect to use any remaining net proceeds of the New Senior Notes (if issued) in excess of the amount needed to finance the Allied Transactions for general corporate purposes, including repayment of borrowings under our existing U.S. ABL Facility. If and to the extent we do not issue a sufficient amount of the expected New Senior Notes at or prior to the closing of the Allied Acquisition, we expect to borrow under the Bridge Facility in order to finance the Allied Transactions. After giving effect to this offering and the Convertible Preferred Stock Purchase and the intended use of net proceeds therefrom, we expect the aggregate commitments under the Bridge Facility to be reduced to $1.1 billion.
(7)	Represents outstanding obligations under our existing equipment financing facilities. Pro forma as adjusted column includes approximately $0.8 million of assumed Allied deferred acquisition consideration.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BECN.” Our common stock began to trade on the NASDAQ Global Select Market on September 23, 2004. There were 105 registered holders of record of our common stock as of September 14, 2017. The actual number of common stockholders is greater than the number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ Global Select Market:

	High Sales Price	Low Sales Price
Year ended September 30, 2015
Fourth quarter	$37.10	$29.88
Year ended September 30, 2016
First quarter	$44.01	$32.02
Second quarter	$43.25	$32.24
Third quarter	$45.72	$40.42
Fourth quarter	$48.96	$39.50
Year ending September 30, 2017
First quarter	$49.32	$40.68
Second quarter	$50.61	$43.51
Third quarter	$52.12	$47.02
Fourth quarter (through September 20, 2017)	$50.78	$39.57

DIVIDEND POLICY

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our board of directors currently intends to retain any future earnings for reinvestment in our growing business and reduction of indebtedness. Any future determination to pay dividends will also be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends, and any other factors our board of directors deems relevant. The debt agreements currently governing our Existing Senior Secured Credit Facilities and outstanding senior notes limit our ability to pay dividends. We anticipate that the debt agreements that will govern the New Senior Secured Credit Facilities and the New Senior Notes will contain similar limitations. In addition, under the terms of the Preferred Stock, the holders of Preferred Stock will have the right to participate in any declared common stock dividends and also receive preferred dividends, reducing the cash available to holders of common stock, and in certain circumstances constituting a “Triggering Event” (as described further below under “The Allied Transactions—Convertible Preferred Stock Purchase and Preferred Stock Terms”), dividends cannot be paid on shares of common stock at any time for so long as such Triggering Event remains in effect. For more information regarding our Existing Senior Secured Credit Facilities and outstanding senior notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources,” which is included in our Quarterly Report on Form 10-Q filed with the SEC on August 3, 2017 and incorporated by reference herein. For more information regarding the terms of the Preferred Stock, see “The Allied Transactions—Convertible Preferred Stock Purchase and Preferred Stock Terms.”

THE ALLIED TRANSACTIONS

The Allied Acquisition

On August 24, 2017, Beacon entered into the Stock Purchase Agreement with Oldcastle, Inc. (“Parent”) and Oldcastle Distribution, Inc. (the “Seller”), pursuant to which Beacon will acquire for approximately $2.625 billion in cash (subject to a working capital and certain other adjustments as set forth in the Stock Purchase Agreement) all of the issued and outstanding shares of capital stock of Allied, on the terms and subject to the conditions set forth in the Stock Purchase Agreement. Allied is engaged in the distribution of roofing materials, drywall and ceiling tile and related accessories in the United States and is a wholly-owned subsidiary of CRH. Allied is headquartered in East Rutherford, New Jersey, and distributes products across 208 branches in 31 states as of June 30, 2017. For additional information, see “Summary—Allied’s Business.”

The Stock Purchase Agreement contains customary representations and warranties, covenants, agreements and indemnities. The closing of the Allied Acquisition, which is currently expected to occur on January 2, 2018, is subject to customary closing conditions, including (i) the expiration or early termination of the waiting period applicable to the consummation of the Allied Acquisition under the HSR Act, (ii) the absence of any law restraining, enjoining or prohibiting the Allied Acquisition, (iii) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and (iv) the other party’s compliance with its covenants and agreements contained in the Stock Purchase Agreement (subject to customary materiality qualifiers). The closing of the Allied Acquisition is not subject to any financing contingency. There can be no assurance that we will be able to consummate the Allied Acquisition on a timely basis or at all. See “Risk Factors—Risks Related to the Allied Transactions.” This offering is not contingent on the consummation of the Allied Acquisition.

The Stock Purchase Agreement contains certain termination rights of the parties, including if (i) the closing of the Allied Acquisition has not occurred on or prior to February 28, 2018 (subject to extension to August 31, 2018 in the event all closing conditions in the Stock Purchase Agreement have been satisfied or waived as of February 28, 2018 (or, with respect to those conditions which, by their nature can only be satisfied at the closing of the Allied Acquisition, would reasonably be capable of satisfaction as of such date), other than the expiration or termination of the waiting period under the HSR Act) and (ii) the other party has breached its representations, warranties or covenants, subject to certain negotiated materiality qualifications and cure periods as set forth in the Stock Purchase Agreement. Upon termination of the Stock Purchase Agreement under specified circumstances, Beacon will be required to pay Allied a termination fee of $85 million in cash.

Under the terms of the Stock Purchase Agreement, the Purchase Price will be reduced by the aggregate amount of certain financing fees, costs and accrued interest incurred by the Company in connection with its debt financing for the period beginning on November 1, 2017 and continuing through the earlier of the closing of the Allied Acquisition and February 28, 2018 (provided that such date will be extended until such time as certain required financial information has been delivered to Beacon). Following the closing of the Allied Acquisition, if we elect to make a Section 338(h)(10) tax election with respect to Allied for U.S. federal income tax purposes, we have agreed under the Stock Purchase Agreement to pay Seller a “gross-up” payment in respect of any additional taxes payable by Seller as a result of Beacon making such 338(h)(10) election.

Pursuant to the terms of a restrictive covenant agreement to be entered into at closing of the Allied Acquisition by and among Parent, Seller and Beacon, Parent and Seller have each agreed that neither they nor any of their respective affiliates will (i) engage in the distribution of roofing materials, certain interior building materials, and other building products, or own, manage, operate, control, or participate in the ownership, management, operation, or control of any business that distributes such products, in each case in the United States or Canada for a period of four years following the closing of the Allied Acquisition or (ii) solicit Beacon employees for a period of five years following the closing of the Allied Acquisition, each subject to certain exceptions.

This summary of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached as Exhibit 2.1 to Beacon’s Current Report on Form 8-K filed with the SEC on August 24, 2017 and incorporated herein by reference.

Debt Financing

Subsequent to this offering, we or one or more of our subsidiaries expect to fund the remaining financing requirements of the Allied Acquisition with proceeds from up to $2.0 billion of incremental new indebtedness, which may include senior notes and borrowings under the New Senior Secured Credit Facilities. In connection with the Allied Acquisition, we expect to borrow up to an aggregate principal amount of $970.0 million under the New Term Loan and enter into the New ABL Facility with commitments of up to $1.3 billion. In addition, we have entered into a commitment letter with lenders providing for a committed senior unsecured bridge facility of up to $1.3 billion to finance the Allied Transactions. After giving effect to this offering and the intended use of net proceeds therefrom (as described above under “Use of Proceeds”), we expect the aggregate commitments under the Bridge Facility to be reduced to $1.1 billion. We currently expect to issue the New Senior Notes at or prior to the closing of the Allied Acquisition in lieu of any borrowings under the Bridge Facility to finance the Allied Transactions; however, if and to the extent we do not issue a sufficient amount of senior notes at or prior to the closing of the Allied Acquisition, we will borrow under the Bridge Facility in order to finance the Allied Transactions. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any debt that may be sold or placed in the proposed Debt Financing. Certain of the underwriters or their affiliates have agreed to act as arrangers and/or lenders as part of the Debt Financing. See “Underwriting.”

Pursuant to the terms of Beacon’s commitment letter (the “Debt Commitment Letter”) with Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. dated as of August 24, 2017 (the “Debt Commitment Letter”), the funding of the Debt Financing is contingent on the satisfaction of certain conditions set forth therein, including the Allied Acquisition being consummated substantially contemporaneously with the initial funding of the New Senior Secured Credit Facilities and Beacon having received gross proceeds of at least $498 million from certain securities offerings (including this offering and the Convertible Preferred Stock Purchase described below). The proceeds from the New Senior Secured Credit Facilities, together with the proceeds from the Convertible Preferred Stock Purchase and this offering, will be used by Beacon to finance the Allied Acquisition, to refinance certain existing indebtedness of Beacon and to pay related fees and expenses.

This summary of the New Senior Secured Credit Facilities and related financing transactions is qualified in its entirety by reference to the full text of the Debt Commitment Letter, a copy of which is attached as Exhibit 10.2 to Beacon’s Current Report on Form 8-K filed with the SEC on August 24, 2017 and incorporated herein by reference.

Convertible Preferred Stock Purchase and Preferred Stock Terms

On August 24, 2017, in connection with the execution of the Stock Purchase Agreement, the Company entered into the Investment Agreement with the CD&R Stockholder and the CD&R Fund (solely for the purpose of limited provisions therein) for the purchase of shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share in order to partially finance the Allied Acquisition. The Preferred Stock will be convertible perpetual participating preferred stock of the Company, with an initial conversion price of $41.26 per share, and accrue dividends at a rate of 6.0% per annum (payable in cash or in-kind, as described further below). Pursuant to the Investment Agreement, the CD&R Stockholder agreed that it will purchase such number of shares of Preferred Stock (at the Company’s election) with an aggregate liquidation preference of between $400 million and $498 million, at a purchase price of $1,000 per share. The maximum number of shares of common stock into which the Preferred Stock may be converted will be limited to 12,071,937 shares of our common stock, which represents 19.99% of the total number of shares of common stock issued and outstanding immediately prior to the execution of the Investment Agreement (the “Conversion Cap”) unless and until such time, if any, that a Stockholder Approval (as defined below) is obtained. CD&R Stockholder and CD&R Fund are entities affiliated with the investment firm Clayton, Dubilier & Rice LLC.

The consummation of the transactions contemplated by the Investment Agreement is conditioned upon the substantially concurrent closing of the Allied Acquisition and upon certain customary closing conditions, including (i) the expiration or termination of all applicable waiting periods under the HSR Act, (ii) the absence of any law or governmental authority restraining, enjoining or prohibiting the transactions contemplated by the Investment Agreement, (iii) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers), (iv) the other party’s compliance with its covenants and agreements contained in the Investment Agreement (subject to customary materiality qualifiers) and (v) there not having occurred a “Company Material Adverse Effect” (as defined in the Investment Agreement) since the date of the Investment Agreement, each subject to certain exceptions. The issuance of the Preferred Stock to the CD&R Stockholder pursuant to the Investment Agreement is not subject to approval by Beacon stockholders.

The Preferred Stock will rank senior to the shares of common stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. Holders of shares of Preferred Stock will be entitled to cumulative dividends which are payable quarterly in arrears, will accrue and accumulate on a daily basis from the issuance date of such shares and are payable at Beacon’s option in cash or in additional shares of Preferred Stock, at an annual rate of 6.00% per annum, subject to adjustment as described below and as set forth in the Preferred Certificate of Designations, Preferences and Rights of Cumulative Convertible Participating Preferred Stock, the form of which is attached to the Investment Agreement (the “Certificate of Designations”). Holders of Preferred Stock are also entitled to receive certain dividends declared or paid on the common stock on an as-converted basis. No dividends will be payable to holders of shares of common stock unless the full dividends are paid at the same time to the holders of the Preferred Stock.

Upon the occurrence of a “Triggering Event” (which shall include, but is not limited to, (i) Beacon’s failure to pay dividends when required, (ii) Beacon’s failure to comply with its obligations under the Certificate of Designations to reserve and keep available for issuance the requisite number of shares of Preferred Stock, (iii) Beacon taking specified restricted actions without the consent of a majority of the holders of the Preferred Stock, (iv) Beacon’s failure to repurchase Preferred Stock following a change of control when required pursuant to the Certificate of Designations, (v) Beacon’s violation of certain restrictions set forth in the Certificate of Designations with respect to the payment of dividends declared or paid on the common stock, (vi) Beacon’s failure to maintain the listing of the common stock on the NASDAQ Stock Market or another national securities exchange, or (vii) Beacon paying the requisite dividends in additional shares of Preferred Stock in excess of an amount that would cause the aggregate number of shares of common stock issued or issuable upon conversion of all shares of outstanding and previously converted Preferred Stock (disregarding the Conversion Cap limitation described below) to exceed the Conversion Cap unless and until Stockholder Approval is obtained), the dividend rate will become 9.00% per annum for so long as the Triggering Event remains in effect. At any time during which a Triggering Event is occurring, without the consent of the holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, no dividends will be declared or paid or set apart for payment, or other distributions declared or made, upon any junior equity securities, including the common stock.

Holders of the Preferred Stock will have the right, at any time and from time to time, at their option, to convert any or all of its shares of Preferred Stock, in whole or in part (subject to the Conversion Cap limitation described below), into fully paid and non-assessable shares of common stock at the then-effective conversion price, initially equal to $41.26 and subject to adjustment as set forth in the Certificate of Designations and described below. The number of shares of common stock into which a share of Preferred Stock will be convertible will be determined by dividing the sum of $1,000 plus accrued and unpaid dividends on such share of Preferred Stock (the “Liquidation Value”) in effect at the time of conversion, by the conversion price in effect at the time of conversion. Beacon may, at its option, require conversion of all (but not less than all) of the outstanding shares of Preferred Stock to common stock if at any time the common stock trading price exceeds 200% of the then-effective conversion price for at least 75 out of 90 trailing trading days.

The conversion price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar event. Subject to certain limitations, the Company has the option to redeem the outstanding shares of Preferred Stock, in whole or in part, for an aggregate redemption price equal to two times the Liquidation Value of the shares being redeemed (except that dividends accrued since the most recent preferred dividend payment date will instead be calculated at one times the amount of such current period accrued dividends), provided that any redemption in part must be for no less than one-third of the total number of shares of Preferred Stock initially issued to the CD&R Stockholder upon closing of the Convertible Preferred Stock Purchase and must not result in the CD&R Stockholder’s beneficial ownership of the common stock (on an as-converted basis) falling below 5% of the common stock outstanding as of such redemption date (on an as-converted basis). In the event of a change of control of Beacon (as defined in the Certificate of Designations), each holder of shares of Preferred Stock will have the option, pursuant to the terms of the Certificate of Designations, to require Beacon to purchase all or any portion of its shares of Preferred Stock at a price per share equal to the Liquidation Value of such shares.

Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained for the issuance of securities convertible into common stock in excess of the Conversion Cap (a “Stockholder Approval”), the Preferred Stock beneficially owned by the holders of Preferred Stock and their respective affiliates may not be converted to the extent that, after giving effect to such conversion, the shares of common stock issued upon such conversion (when taken together with shares of common stock previously issued upon conversion of shares of Preferred Stock) would represent, in the aggregate, shares of common stock in excess of the Conversion Cap.

Holders of the Preferred Stock generally will be entitled to vote with the holders of the shares of common stock on all matters submitted for a vote of holders of shares of common stock (voting together with the holders of shares of common stock as one class) and will be entitled to a number of votes equal to the number of votes to which shares of common stock issuable upon conversion of such shares of Preferred Stock would have been entitled (without any limitations based on the Company’s authorized but unissued shares of common stock) if such shares of common stock had been outstanding at the time of the applicable vote and related record date. For purposes of such calculation, the Conversion Cap limitation described above will be taken into account such that the aggregate votes of the Preferred Stock (taken together with the votes of shares of common stock previously issued upon conversion of the Preferred Stock) will not exceed 19.99% of the aggregate voting power of the common stock outstanding immediately prior to the execution of the Investment Agreement (unless and until Stockholder Approval is obtained).

Additionally, certain matters will require the approval of the holders of a majority of the outstanding Preferred Stock, voting as a separate class, including (1) amendments or modifications to the Company’s charter, by-laws or the Certificate of Designations that would adversely affect the Preferred Stock, (2) authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or parity equity securities or any security convertible into, or exchangeable or exercisable for, shares of senior or parity equity securities, (3) any increase or decrease in the authorized number of preferred shares or the issuance of additional preferred shares, (4) amendments to the Company’s debt agreements that would, among other things, adversely affect the Company’s ability to pay dividends on the Preferred Stock, subject to certain exceptions, and (5) adoption of any plan of liquidation, dissolution, or winding up of the Company or filing of any voluntary petition for bankruptcy, receivership or any similar proceeding.

The Investment Agreement provides that, upon closing of the Convertible Preferred Stock Purchase, the CD&R Investors (i) may designate two Beacon directors, for so long as the CD&R Investors hold Preferred Stock (or shares of common stock issued upon conversion of the Preferred Stock) representing at least 50% of the shares of Preferred Stock initially issued to the CD&R Stockholder at closing, and (ii) may designate one Beacon director, for so long as the CD&R Investors hold Preferred Stock (or shares of common stock issued upon conversion of the Preferred Stock) representing less than 50%, but at least 25%, of such Beacon shares so received by the CD&R Stockholder.

For so long as the CD&R Investors hold Preferred Stock (or shares of common stock issued upon conversion of the Preferred Stock) representing at least 25% of the shares of Preferred Stock initially issued to the CD&R Stockholder at closing of the Convertible Preferred Stock Purchase, the CD&R Investors will have customary preemptive rights to participate in future equity and equity-linked issuances by the Company up to the extent necessary to maintain its pro rata ownership percentage in the Company, subject to customary exceptions.

The Investment Agreement further provides that, for the longer of 24 months post-closing and six months after date on which the CD&R Investors no longer have a designee on the Beacon board of directors (the “Standstill Period”), subject to customary exceptions and an exception for additional common stock to the extent acquired solely from cash dividends received on the Preferred Stock, the CD&R Investors will be subject to customary standstill restrictions. In addition, during the Standstill Period, neither the CD&R Investors nor any of their affiliated funds or any of its or their respective affiliates will solicit senior management-level employees or engage in a business primarily engaged in the distribution of roofing materials, drywall or ceiling tile and related accessories in the United States, in each case, subject to certain exceptions.

The CD&R Stockholder is restricted from transferring to a non-affiliate the Preferred Stock or any shares of common stock received upon conversion thereof until the 18-month anniversary of the closing of the Convertible Preferred Stock Purchase. Upon transfer of any Preferred Stock to a person not affiliated with the CD&R Investors, such Preferred Stock must be converted into shares of common stock at the time of transfer. The CD&R Investors are also restricted at any time from transferring the shares of Preferred Stock initially issued to the CD&R Stockholder or any shares of common stock received upon conversion thereof to certain prohibited transferees, including persons who beneficially own five percent (5%) or more of any class or series of equity investors of the Company, certain specified competitors and certain potential activist investors, subject to specified exceptions.

The summary of the Investment Agreement (and the Certificate of Designations) and the transactions contemplated thereby is qualified in its entirety by reference to the full text of the Investment Agreement (and the form of Certificate of Designations attached as Exhibit A thereto), a copy of which is attached as Exhibit 10.1 to Beacon’s Current Report on Form 8-K filed with the SEC on August 24, 2017 and incorporated herein by reference.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present the combination of the historical financial statements of Beacon and Allied, adjusted to give effect to the Allied Transactions.

The unaudited pro forma condensed combined balance sheet information gives effect to the Allied Transactions as if they had been consummated on June 30, 2017 and includes pro forma adjustments based on Beacon management’s preliminary valuations of certain acquired tangible and intangible assets. Beacon’s fiscal year ends on September 30, while Allied’s last three fiscal years ended on December 31, 2016, January 2, 2016 and December 27, 2014. The unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 gives effect to the Allied Transactions as if they had been consummated on October 1, 2015 and combines Beacon’s historical results for the fiscal year ended September 30, 2016 with Allied’s historical results for the fiscal year ended December 31, 2016. As Allied’s fiscal year end is within 93 days of Beacon’s fiscal year end, the unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 includes Allied’s annual operating results for its respective fiscal year ended December 31, 2016. The unaudited pro forma condensed combined statement of operations information for the nine months ended June 30, 2017 gives effect to the Allied Transactions as if they had been consummated on October 1, 2016 and combines Beacon’s historical results for the nine months ended June 30, 2017 with Allied’s historical results for the six months ended July 1, 2017 and the three months ended December 31, 2016.

The final terms of the Allied Transactions, including the Debt Financing, will be subject to market conditions and may change materially from the assumptions described in the following unaudited pro forma condensed combined financial statements. Changes in assumptions with respect to the Allied Transactions would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including stockholders’ equity and total debt, and various components of the unaudited pro forma condensed combined statements of operations, including interest expense and earnings per share. Depending on the nature of the changes, the impact on the unaudited pro forma condensed combined financial information could be material.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations under the guidance of Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under ASC 805, assets acquired and liabilities assumed are recorded at fair value, with any excess purchase price allocated to goodwill. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements that Beacon’s management believes are reasonable under the circumstances. The final purchase price allocation for the Allied Transactions will be performed after the closing of the Allied Acquisition and will depend on the actual net tangible and intangible assets that exist as of the closing of the Allied Acquisition. Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of Beacon that would have been reported had the Allied Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Beacon following the consummation of the Allied Transactions. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes related to the unaudited pro forma condensed combined financial statements;

•	the audited consolidated financial statements and the notes related thereto for Beacon for the fiscal years ended September 30, 2016, 2015 and 2014 and as of September 30, 2016 and 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus;

•	the unaudited consolidated interim financial statements and the notes related thereto for Beacon as of and for the nine months ended June 30, 2017 and 2016, which are incorporated by reference in this prospectus supplement and the accompanying prospectus;

•	the audited combined financial statements and the notes related thereto for Allied for the fiscal years ended December 31, 2016, January 2, 2016 and December 27, 2014, and as of December 31, 2016 and January 2, 2016, which are incorporated by reference in this prospectus supplement and the accompanying prospectus; and

•	unaudited condensed combined interim financial statements and the notes thereto for Allied as of and for the six months ended July 1, 2017 and July 2, 2016, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended June 30, 2017

	Historical		Pro Forma Adjustments	Note Reference	Pro Forma Combined
	Beacon	Allied(1)
	(in thousands, other than share and per share amounts)
Statement of Operations Data:
Net sales	$3,086,802	$1,871,490	$—		$4,958,292
Cost of products sold	2,333,504	1,376,043	—		3,709,547

Gross profit	753,298	495,447	—		1,248,745
Operating expense	624,526	402,121	64,235	4(a), 4(b)	1,090,882

Income from operations	128,772	93,326	(64,235)		157,863
Interest expense, financing costs, and other	39,239	2,747	81,259	4(c), 4(d)	123,515

Income before provision for income taxes	89,533	90,579	(145,764)		34,348
Provision for income taxes	33,800	35,915	(56,319)	4(e)	13,396

Net income	$55,733	$54,664	$(89,445)		$20,952

Dividend on preferred shares					18,000

Net income attributable to common stockholders					$2,952

Weighted-average common stock outstanding:
Basic	60,131,546		6,325,000	4(f)	66,456,546
Diluted	61,163,591		6,325,000	4(f)	67,488,591

Net income per share:
Basic	$0.93		$(0.89)	4(g)	$0.04
Diluted	$0.91		$(0.87)	4(g)	$0.04

(1)	The unaudited pro forma condensed statement of operations data of Allied for the nine months ended June 30, 2017 includes the historical statement of operations of Allied for the three months ended December 31, 2016. The historical statement of operations data of Allied for the three months ended December 31, 2016 is also included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2016. Condensed historical statement of operations data of Allied for the three months ended December 31, 2016 is as follows (in thousands):

Three Months Ended
December 31, 2016
Revenue	$625,879
Expenses	601,286

Net income	$24,593

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Fiscal Year Ended September 30, 2016

	Historical		Pro Forma Adjustments	Note Reference	Pro Forma Combined
	Beacon	Allied(1)
	(in thousands, other than share and per share amounts)
Statement of Operations Data:
Net sales	$4,127,109	$2,560,404	$—		$6,687,513
Cost of products sold	3,114,040	1,883,061	—		4,997,101

Gross profit	1,013,069	677,343	—		1,690,412
Operating expense	808,085	536,367	83,057		1,427,509

Income from operations	204,984	140,976	(83,057)	4(a), 4(b)	262,903
Interest expense, financing costs, and other	58,452	7,993	106,505		172,950

Income before provision for income taxes	146,532	132,983	(189,562)	4(c), 4(d)	89,953
Provision for income taxes	56,615	52,507	(74,040)		35,082

Net income	$89,917	$80,476	$(115,522)	4(e)	$54,871

Dividend on preferred shares					24,000

Net income attributable to common stockholders					$30,871

Weighted-average common stock outstanding:
Basic	59,424,372		6,325,000	4(f)	65,749,372
Diluted	60,418,067		6,325,000	4(f)	66,743,067

Net income per share:
Basic	$1.51		$(1.04)	4(g)	$0.47
Diluted	$1.49		$(1.03)	4(g)	$0.46

(1)	Represents Allied statement of operations data for the year ended December 31, 2016. There were no significant transactions outside the ordinary course of business for Allied in the three months ended December 31, 2016

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2017

	Historical		Pro Forma Adjustments	Note Reference	Pro Forma Combined
	Beacon	Allied
		(in thousands)
Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	$33,055	$6,145	$(6,145)	5(a), 5(e)	$33,055
Accounts receivable	670,977	393,652	—		1,064,629
Inventories, net	641,425	366,281	—		1,007,706
Prepaid expenses and other current assets	221,477	58,093	—		279,570

Total current assets	1,566,934	824,171	(6,145)		2,384,960
Property and equipment, net	156,951	116,360	29,000	5(b)	302,311
Goodwill	1,256,014	433,094	1,108,548	5(b)	2,797,656
Intangibles, net	442,962	12,282	898,000	5(b)	1,353,244
Other assets, net	1,511	2,269	—		3,780

Total Assets	$3,424,372	$1,388,176	$2,029,403		$6,841,951

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$387,579	$376,033	$—		$763,612
Accrued expenses	280,315	89,658	24,103	5(c)	394,076
Current portions of long-term debt	13,762	—	—		13,762
Indebtedness to related parties	—	16,889	(16,889)	5(e)	—

Total current liabilities	681,656	482,580	7,214		1,171,450
Borrowings under revolving lines of credit, net	449,615	—	145,051	5(d)	594,666
Long-term debt, net	721,685	—	1,795,323	5(d)	2,517,008
Deferred income taxes, net	142,116	13,847	318,414	5(b)	474,377
Long-term obligations under equipment financing and other, net	28,412	772	—		29,184
Indebtedness to related parties	—	82,475	(82,475)	5(e)	—

Total liabilities	2,023,484	579,674	2,183,527		4,786,685

Commitments and contingencies
Convertible preferred stock	—	—	398,025	5(a)	398,025
Stockholders’ equity:			—
Common stock	603	—	63	5(a), 5(e)	666
Preferred stock	—	2,475	(2,475)	5(e)	—
Additional paid-in capital	714,608	449,607	(163,069)	5(a), 5(e)	1,001,146
Retained earnings	703,055	356,420	(386,668)	5(c), 5(e)	672,807
Accumulated other comprehensive loss	(17,378)	—	—		(17,378)

Total stockholders’ equity	1,400,888	808,502	(552,149)		1,657,241

Total Liabilities and Stockholders’ Equity	$3,424,372	$1,388,176	$2,029,403		$6,841,951

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction

On August 24, 2017, Beacon entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Oldcastle, Inc. and Oldcastle Distribution, Inc., pursuant to which Beacon will acquire for approximately $2.625 billion in cash (subject to a working capital and certain other adjustments as set forth in the Stock Purchase Agreement) (the “Purchase Price”) all of the issued and outstanding shares of capital stock of Allied Building Products Corp. and an affiliated entity (together with its and their respective subsidiaries, “Allied”), on the terms and subject to the conditions set forth in the Stock Purchase Agreement (the “Allied Acquisition”).

To finance this transaction, Beacon has entered into a commitment letter with lenders for the following debt financing facilities:

•	a $970.0 million seven-year senior secured term loan “B” facility (the “New Term Loan”);

•	a $1.3 billion senior-secured asset-based revolving line of credit (“New ABL Facility”); and

•	a $1.3 billion senior unsecured bridge facility (the “Bridge Facility”).

In connection with the aforementioned debt financing, Beacon plans to enter into the following equity financing transactions to further finance the Allied Acquisition:

•	a $400.0 million sale of Series A Cumulative Convertible Participating Preferred Stock to CD&R Boulder Holdings, L.P (the “Preferred Stock”); and

•	a $300.0 million public offering of shares of common stock.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

The unaudited pro forma condensed combined balance sheet information gives effect to the Allied Transactions as if they had been consummated on June 30, 2017 and includes pro forma adjustments based on Beacon management’s preliminary valuations of certain tangible and intangible assets. Beacon’s fiscal year ends on September 30, while Allied’s last three fiscal years ended on December 31, 2016, January 2, 2016 and December 27, 2014. The unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 gives effect to the Allied Transactions as if they had been consummated on October 1, 2015 and combines Beacon’s historical results for the fiscal year ended September 30, 2016 with Allied’s historical results for the fiscal year ended December 31, 2016. As Allied’s fiscal year end is within 93 days of Beacon’s fiscal year end, the unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 includes Allied’s annual operating results for its respective fiscal year ended December 31, 2016. The unaudited pro forma condensed combined statement of operations information for the nine months ended June 30, 2017 gives effect to the Allied Transactions as if they had been consummated on October 1, 2016 and combines Beacon’s historical results for the nine months ended June 30, 2017 with Allied’s historical results for the six months ended July 1, 2017 and the three months ended December 31, 2016.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations under the guidance of Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under ASC 805, assets acquired and liabilities assumed are recorded at fair value, with any excess purchase price allocated to goodwill. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements that Beacon’s management believes are reasonable under the circumstances. The final purchase price allocation for the Allied Transactions will be performed after the closing of the Allied Acquisition and will depend on the actual net tangible and intangible assets that exist as of the closing of the Allied Acquisition. Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

3.	Accounting Policies

Following the Allied Acquisition, Beacon will conduct a review of accounting policies of Allied in an effort to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to Beacon’s accounting policies and classifications. As a result of that review, Beacon may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.

4.	Unaudited Pro Forma Combined Statement of Operations Adjustments

(a)	In accordance with ASC 805, the estimated purchase price of Allied has been allocated on a preliminary basis to the fair value of its assets and liabilities. The preliminarily determined fair value for Allied definite-lived intangible assets (customer relationships) is approximately $800.0 million. This adjustment increases operating expenses for the incremental expense that will be incurred based on the amortization of acquired definite-lived intangible assets, and was calculated as follows (in thousands):

Nine Months Ended
June 30, 2017
Estimated pro forma amortization	$65,137
Historical amortization	(5,885)

Total incremental amortization	$59,252

Year Ended
September 30, 2016
Estimated pro forma amortization	$86,850
Historical amortization	(10,437)

Total incremental amortization	$76,413

Definite lived intangible assets consisting of amounts assigned to customer relationships are expected to be amortized over their estimated life of 20 years on an accelerated basis. Estimated future amortization for the five year period following the closing date of the Allied Acquisition is $86.8 million, $122.5 million, $108.3 million, $91.8 million, and $75.5 million for the years ending September 30, 2017, 2018, 2019, 2020, and 2021, respectively.

(b)	In accordance with ASC 805, the estimated purchase price of Allied has been allocated on a preliminary basis to the fair value of its assets and liabilities. The preliminarily determined fair value for Allied property, plant, and equipment is approximately $145.0 million. This adjustment increases operating expenses for the incremental expense that will be incurred based on the depreciation of acquired property, plant, and equipment. The incremental depreciation expense for the nine months ended June 30, 2017 and year ended September 30, 2016 was $5.0 million and $6.6 million, respectively. These amounts were calculated based on an estimated $29.0 million of incremental fair value depreciated over a range of 1.6 to 8.0 years.

(c)	To consummate the Allied Acquisition, Beacon intends to incur approximately $2.0 billion of incremental new indebtedness. Based on the assumed interest rates on the Debt Financing in connection with the Allied Acquisition the pro forma adjustment to interest expense was calculated as follows (in thousands):

Nine Months Ended June 30, 2017
Estimated interest expense on financing incurred in connection with the Allied Acquisition	$98,596
Less: Interest expense recorded in Beacon’s historical results related to interest expense	(20,129)
Estimated amortization of deferred financing costs recorded in connection with this Allied Acquisition	5,571
Less: Interest expense recorded in Beacon’s historical results related to deferred financing costs	(2,509)

Total pro forma adjustment to interest expense related to Debt Financing	$81,529

Year Ended September 30, 2016
Estimated interest expense on financing incurred in connection with the Allied Acquisition	$131,462
Less: Interest expense recorded in Beacon’s historical results related to interest expense	(29,846)
Estimated amortization of deferred financing costs recorded in connection with this Allied Acquisition	7,429
Less: Interest expense recorded in Beacon’s historical results related to deferred financing costs	(2,539)

Total pro forma adjustment to interest expense related to Debt Financing	$106,506

Beacon estimates the weighted-average interest rate on the new indebtedness to be approximately 4.6%. A hypothetical 1/8 percent increase or decrease in the expected weighted-average interest rate, including from an increase in LIBOR, would increase or decrease interest expense on Beacon’s financing by approximately $35.8 million annually.

(d)	In connection with the Allied Acquisition, Beacon intends to obtain at least $400.0 million of equity financing via the Convertible Preferred Stock Purchase. The Preferred Stock will be convertible perpetual participating preferred stock of Beacon, with an initial conversion price of $41.26 per share, and will accrue dividends at a rate of 6.0% per annum (payable in cash or in-kind, subject to specified limitations). Assuming an outstanding Preferred Stock value of $400.0, the common stock equivalent of the Preferred Stock upon conversion would be approximately 9.7 million shares of common stock. Estimated deferred financing costs related to this equity financing are approximately $2.0 million. These costs net down the total value of the Preferred Stock on the balance sheet.

(e)	The adjustment to the unaudited pro forma condensed combined balance sheet as of June 30, 2017 gives effect to the recording of the fair value of the estimated net deferred tax assets acquired from Allied, and the recording of a deferred tax liability associated with the difference in the financial reporting and tax basis in the customer relationship intangible recorded as part of the acquisition method of accounting described in Note 5(b).

For purposes of the unaudited pro forma condensed combined statement of operations, the combined United States federal and state statutory tax rate of 39.0% has been used for all periods presented. This does not reflect Beacon’s effective tax rate, which includes other tax items such as tax charges or benefits, and does not take into account any historical or possible future tax events that may impact Beacon in the future.

(f)	In connection with the Allied Acquisition, Beacon intends to obtain approximately $300.4 million in additional shares of our common stock in this offering. Utilizing the Beacon common stock price of $47.50, the pro forma adjustment to basic and diluted weighted-average common stock outstanding for the nine months ended June 30, 2017 and year ended September 30, 2016 is an increase of approximately 6.3 million shares.

Assuming a full conversion of the Preferred Stock outstanding at the beginning of the period (see Note 4(d)), the pro forma adjustment to diluted weighted-average common stock outstanding for the nine months ended June 30, 2017 and year ended September 30, 2016 would be an increase of approximately 16.0 million shares in each respective period.

(g)	The pro forma adjustment to net income per share (“EPS”) is derived by dividing the pro forma net income attributable to common stockholders by the pro forma basic and diluted weighted-average shares outstanding (“WASO”) and comparing the respective totals to historical net income per share.

Assuming no conversion of Preferred Stock in the period and an assumed 6% annual dividend on the Preferred Stock outstanding, the following represents the calculation of the pro forma adjustment to net income per share for the respective periods presented (in thousands, except share and per share amounts):

	Nine Months Ended June 30, 2017
Pro Forma Net Income	$20,952
Less: Dividends on preferred shares	(18,000)

Net income attributable to common stockholders	$2,952

Pro forma Basic WASO	66,456,546
Pro forma Diluted WASO	67,488,591

	Pro Forma EPS	Unadjusted EPS	Pro Forma EPS Adjustment
Pro forma Basic EPS	$0.04	$0.93	$(0.89)
Pro forma Diluted EPS	$0.04	$0.91	$(0.87)

	Year Ended September 30, 2016
Pro Forma Net Income	$54,871
Less: Dividends on preferred shares	(24,000)

Net income attributable to common stockholders	$30,871

Pro forma Basic WASO	65,749,372
Pro forma Diluted WASO	66,743,067

	Pro Forma EPS	Unadjusted EPS	Pro Forma EPS Adjustment
Pro forma Basic EPS	$0.47	$1.51	$(1.04)
Pro forma Diluted EPS	$0.46	$1.49	$(1.03)

Assuming full conversion of preferred stock at the beginning of the period, the following would represent the calculation of the pro forma adjustment to net income per share for the respective periods presented (in thousands, except share and per share amounts):

	Nine Months Ended June 30, 2017
Pro Forma Net Income	$20,952
Less: Dividends on preferred shares	—

Net income attributable to common stockholders	$20,952

Pro forma Basic WASO	66,456,546
Pro forma Diluted WASO	77,183,210

	Pro Forma EPS	Unadjusted EPS	Pro Forma EPS Adjustment
Pro forma Basic EPS	$0.32	$0.93	$(0.61)
Pro forma Diluted EPS	$0.27	$0.91	$(0.64)

	Year Ended September 30, 2016
Pro Forma Net Income	$54,871
Less: Dividends on preferred shares	—

Net income attributable to common stockholders	$54,871

Pro forma Basic WASO	65,749,372
Pro forma Diluted WASO	76,437,686

	Pro Forma EPS	Unadjusted EPS	Pro Forma EPS Adjustment
Pro forma Basic EPS	$0.83	$1.51	$(0.68)
Pro forma Diluted EPS	$0.72	$1.49	$(0.77)

5.	Unaudited Pro Forma Combined Balance Sheet Adjustments

(a)	A summary of the expected sources and uses resulting from the Allied Acquisition and related financing transactions is as follows (in thousands):

Sources of funds
Total debt financing	$2,903,717
Issuance of preferred stock	400,000
Issuance of common stock	300,438

Total sources of funds	$3,604,154

Use of funds
Cash consideration for Allied	$2,625,000
Repayment of existing Beacon debt	887,240
Transaction fees	24,103
Deferred financing fees	67,811

Total use of funds	$3,604,154

(b)	The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation by Beacon management of the purchase price for Allied to the identifiable tangible and intangible net assets acquired, with the excess purchase price allocated to goodwill. Under the acquisition method of accounting, the total estimated purchase price is allocated to Allied’s net tangible and intangible assets based on their estimated fair values at the date of the completion of the acquisition.

Below is a preliminary allocation of the total purchase price and the pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2017 (in thousands):

Purchase Price Allocation
Net working capital	$243,000
Inventory	358,000
Fixed assets	145,000
Other assets	2,000
Trade name	110,000
Customer relationships	800,000
Goodwill	967,000

Total	$2,625,000

The adjustments to the historical combined net assets as a result of the allocation of the estimated purchase price for Allied are as follows (in thousands):

	Historical book value	Preliminary fair values	Pro forma adjustment
Trade name	$—	$110,000	$110,000
Customer relationships	12,282	800,000	787,718
Intangible assets, net	—	910,000	910,000
Goodwill	433,094	967,000	533,906
Deferred income taxes	13,847	331,871	318,024

Upon completion of the fair value assessment, the Company anticipates that the final purchase price allocation will differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments and the residual amounts will be allocated as an increase or decrease to goodwill.

(c)	Beacon and Allied anticipate incurring transaction costs associated with the Allied Acquisition of approximately $24.1 million. This adjustment reflects the accrual of those anticipated costs.

(d)	The adjustments to historical combined long-term debt are comprised of the following (in thousands):

Paydown of the existing ABL Facility	$(449,615)
Paydown of existing Beacon Term Loan “B” Facility	(437,625)
New ABL Facility(1)	595,866
Term Loan B(1)	970,000
Bridge loan(1)	1,300,000

Net change in long term debt	$1,978,626

(1)	Amounts represent debt financing commitments entered into by Beacon. Actual allocation of these amounts upon closing of the Allied Acquisition may change based on the results of the equity financing Beacon plans to obtain in connection with these debt financing transactions.

Deferred financing fees of approximately $52.0 million have been recorded against the gross long-term debt balances. Deferred financing fees will be amortized over the contractual term of the respective facilities. Deferred financing fees of $13.7 million relating to Beacon’s existing long-term debt have been eliminated from total assets with a corresponding decrease to retained earnings for the amounts related to Beacon. No adjustment has been made to the unaudited pro forma combined statements of operations for these costs, as they are non-recurring.

(e)	Adjustment to eliminate (settle) Allied’s intercompany debt and stockholder’s equity.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of material U.S. federal income tax and, to a limited extent, estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a capital asset. A modified definition of Non-U.S. Holder applies for U.S. federal estate tax purposes (as discussed below). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder, judicial opinions, published positions of the U.S. Internal Revenue Service (the “IRS”) and other administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income and estate tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate that is not subject to U.S. federal income tax on income from non-U.S. sources that is not effectively connected with the conduct of a trade or business in the United States; or

•	a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. A partner in any such entity should consult its own tax advisor regarding the U.S. federal income and estate tax considerations applicable to it as a result of such entity’s purchase, ownership and disposition of our common stock.

PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock (and will reduce such basis), and then as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Disposition of Common Stock”). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN or Form W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. A Non-U.S. Holder that does not timely provide the applicable withholding agent with the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Special documentation requirements apply to claim benefits under such a tax treaty when our common stock is held though certain foreign intermediaries or non-U.S. entities that are pass-through entities.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a United States person (as defined in the Code) (a “U.S. person”), except as provided by an applicable tax treaty. In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

(i)	such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

(ii)	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

(iii)	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (a) the five-year period ending on the date of such sale, exchange or other disposition and (b) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not and that we have not been at any time during the five-year period ending as of the date of this prospectus supplement, and we do not presently anticipate that we will become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of dividends on our common stock and, on or after January 1, 2019, gross proceeds from the sale or other disposition of our common stock. In the case of payments made to a “foreign financial institution” such as a bank, broker or investment fund (an “FFI”), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such FFI (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), provided that, in either case, such FFI, among other things, (x) collects and provides to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such FFI and (y) provides the withholding agent with a certification as to its FATCA status. An IGA may modify these requirements.

In the case of payments made to a foreign entity that is not an FFI (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our common stock is held through an FFI that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such FFI (or, in certain cases, a person paying amounts to such FFI) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) an FFI that has not agreed to comply with the requirements of an FFI Agreement, unless such FFI is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA.

Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

The backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a non-U.S. office of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

If our common stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives for the underwriters for this offering. We have entered into an underwriting agreement with the representatives dated the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, severally, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Citigroup Global Markets Inc.	2,657,565
Wells Fargo Securities, LLC	1,993,173
Merrill Lynch, Pierce, Fenner & Smith Incorporated	279,044
RBC Capital Markets, LLC	279,044
SunTrust Robinson Humphrey, Inc.	279,044
Robert W. Baird & Co. Incorporated	167,426
C.L. King & Associates, Inc.	167,426
Raymond James & Associates, Inc.	167,426
Seaport Global Securities LLC	167,426
William Blair & Company, L.L.C.	167,426

Total	6,325,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to, among other things, the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters have advised us that they initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part of the shares of common stock to certain dealers at that price less a concession not in excess of $1.06800 per share. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters. The underwriters may offer and sell the shares of common stock through certain of their affiliates.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 948,750 additional shares of common stock (15% of the total offering) from us at the public offering price listed on the cover page of this prospectus supplement, less the underwriting discounts and less an amount per share of common stock equal to any dividends or distributions that are declared and paid or payable by us that are payable on the shares of common stock reflected in the preceding table but that are not payable on the shares of common stock purchased on the exercise of the option. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 948,750 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$47.50000	$300,437,500.00	$345,503,125.00
Underwriting discounts	$2.01875	$12,768,593.75	$14,683,882.81
Proceeds to us, before expenses	$45.48125	$287,668,906.25	$330,819,242.19

We estimate that the total expenses of this offering payable by us, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.1 million.

We have agreed to reimburse the underwriters for filing fees and reasonable fees and disbursements of counsel related to clearance of this offering with the Financial Industry Regulatory Authority, Inc. (“FINRA”), if applicable.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, or file with the SEC a registration statement under the Securities Act relating to, any of our securities that are substantially similar to the securities offered hereby, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities or publicly disclose the intention to make any offer, sale, disposition or filing, or (ii) enter into any swap or other agreement that transfers any of the economic consequences of ownership of our common stock or any such other securities (in each case, except as provided in the underwriting agreement), in each case without the prior written consent of the representatives, for a period of 60 days after the date of this prospectus supplement.

Our executive officers and directors have entered into lock-up agreements with the underwriters pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any such securities held by them, or any options or warrants to purchase any shares of our common stock, shares acquired upon the vesting of restricted stock units or settlement of deferred stock units or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. The lock-up agreements will contain exceptions for, among other things, dispositions of shares of our common stock or our retention of shares of our common stock to satisfy tax withholding obligations or in payment of the exercise or purchase price in connection with the exercise of options to purchase common stock, the vesting of restricted stock units or performance shares or the settlement of deferred stock units.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute payments that the underwriters may be required to make in that respect.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriters may close out any covered short position by purchasing shares in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other financial and non-financial services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters and/or their affiliates are lenders and/or agents under certain of our debt facilities, including the Existing Senior Secured Credit Facilities. In addition, certain of the underwriters and/or their affiliates have agreed to provide us commitments with respect to the Bridge Facility that we may draw upon in the event that this offering and/or the anticipated offering of New Senior Notes is not consummated. Certain of the underwriters and/or their affiliates may act as bookrunners and underwriters for the anticipated offering of New Senior Notes. Certain of the underwriters and/or their affiliates have also agreed to provide us commitments, and are acting as arrangers with respect to, the New Senior Secured Credit Facilities. An affiliate of Citigroup Global Markets Inc. is providing financial advisory services to us in connection with the Allied Acquisition, for which they are receiving customary fees and expenses.

In addition, from time to time, the underwriters and their respective affiliates may effect transactions for their own accounts or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments or those of our subsidiaries. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The shares of our common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the issue or sale of any shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (iii) high net worth companies, and other entities falling within Article 49(2)(a) to (d) of the Order or (iv) any other persons to whom it may otherwise lawfully be communicated under the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

European Economic Area

Neither this prospectus supplement nor the accompanying prospectus are a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement, the accompanying prospectus and any offer if made subsequently is directed only at persons in member states of the European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither us nor the underwriters have authorised, nor do they authorise, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

In relation to each Relevant Member State, from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of shares described in this prospectus supplement or the accompanying prospectus has not and will not be made to the public in that Relevant Member State, except that, with effect from and including the Relevant Implementation Date, an offer of shares described in this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or the accompanying prospectus. The shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid or subject to restrictions on their resale. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); (b) to “professional investors” as within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of Beacon Roofing Supply, Inc. appearing in Beacon Roofing Supply, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2016, and the effectiveness of Beacon Roofing Supply, Inc.’s internal control over financial reporting as of September 30, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Allied Building Products Corp. and related companies as of and for each of the three fiscal years ended December 31, 2016, January 2, 2016, and December 27, 2014, included in Beacon Roofing Supply, Inc.’s Current Report on Form 8-K dated September 18, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed combined interim financial information of Allied Building Products Corp. and related companies for the six-month periods ended July 1, 2017 and July 2, 2016, incorporated by reference in this prospectus supplement and the accompanying prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 14, 2017, included in Beacon Roofing Supply, Inc.’s Current Report on Form 8-K dated September 18, 2017, and incorporated by reference herein, states that Ernst & Young LLP did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement (of which this prospectus forms a part) prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus supplement and the accompanying prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference into, this prospectus supplement and the accompanying prospectus. Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus supplement and the accompanying prospectus, to the extent that a statement contained in this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below which have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed or terminated (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC):

1.	Our Annual Report on Form 10-K for the year ended September 30, 2016, filed on November 22, 2016 (File No. 000-50924);

2.	Our Definitive Proxy Statement on Schedule 14A, filed on January 6, 2017 (only those parts incorporated in our Annual Report on Form 10-K for the year ended September 30, 2016 (File No. 000-50924));

3.	Our Quarterly Reports on Form 10-Q for the periods ended December 31, 2016, March 31, 2017 and June 30, 2017, filed on February 6, 2017, May 5, 2017 and August 3, 2017, respectively (File No. 000-50924);

4.	Our Current Reports on Form 8-K, filed on January 4, 2017, February 15, 2017, February 16, 2017, August 24, 2017 (other than information furnished therewith pursuant to Item 7.01) and September 18, 2017 (File No. 000-50924); and

5.	The description of the common stock contained in our Form 8-A, filed on September 3, 2004 (incorporated by reference from the description set forth under the caption “Description of capital stock, certificate of incorporation and by-laws” in our prospectus dated September 22, 2004, filed on September 23, 2004 as part of our Registration Statement on Form S-1 (File No. 333-116027)), as supplemented by the “Description of Capital Stock” beginning on page 3 of the accompanying prospectus.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner of such person, to whom this prospectus supplement is delivered, a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein).

You may request a copy of these documents, at no cost, by contacting us at the following address or telephone number:

Beacon Roofing Supply

505 Huntmar Park Drive

Suite 300

Herndon, Virginia 20170

Attention: Chief Financial Officer

Telephone: (571) 323-3940

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are part of a registration statement that we filed with the SEC and do not contain all of the information set forth in the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement and the documents incorporated by reference therein, including the exhibits thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits thereto. Copies of the registration statement and the documents incorporated by reference therein, including the exhibits thereto, are also available at your request, without charge, from Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attention: Chief Financial Officer, Telephone: (571) 323-3940.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at the address noted above. In addition, such reports, proxy statements and other information may be accessed through the SEC’s Internet website located at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.becn.com. The information contained on, or accessible from, our website is not part of this prospectus supplement, the accompanying prospectus or the registration statement, by reference or otherwise.

PROSPECTUS

Beacon Roofing Supply, Inc.

Common Stock

From time to time, we may offer our common stock in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and any related free writing prospectus. The applicable prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus.

The common stock may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the discussion under the heading “Plan of Distribution” in this prospectus. If any underwriters, dealers or agents are involved in the sale of common stock with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, discounts or commissions, details regarding over-allotment options, if any, and the net proceeds to us will be set forth in a prospectus supplement. The price to the public of the common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.” On September 15, 2017, the closing price for our common stock, as reported on the NASDAQ Global Select Market, was $48.68 per share.

Investing in our securities involves certain risks. See “Risk Factors” on page 2 of this prospectus and in any applicable prospectus supplement and in the documents we incorporate by reference herein for certain risks you should consider. You should read the entire prospectus carefully, together with the documents we incorporate by reference herein, before you make your investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2017.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus is current only as of its date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf registration process.” Under the shelf registration statement, we may offer and sell shares of our common stock in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and any related free writing prospectus. The prospectus provides you with a general description of the shares of common stock we may offer. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our common stock, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

We may also authorize one or more free writing prospectuses or prospectus supplements to be provided to you in connection with these offerings. Any related free writing prospectus or prospectus supplement may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any accompanying prospectus supplement or any related free writing prospectus and any documents.

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein are accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Beacon,” “Company,” “we,” “us” and “our” to refer to Beacon Roofing Supply, Inc., a Delaware corporation, together with its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus or incorporated by reference herein. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to the Company include, but are not limited to, risks and uncertainties that are described in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended September 30, 2016, in our Quarterly Reports on Form 10-Q and in other securities filings by the Company with the SEC. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	our ability to effectively integrate newly acquired businesses into our operations and achieve expected cost savings or profitability from our acquisitions;

•	our ability to successfully complete acquisitions on acceptable terms;

•	product shortages, fluctuations in the prices of raw materials, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;

•	dependence on key personnel;

•	fluctuation of pricing of and rebates on the products we distribute and our ability to pass on increased costs to customers;

•	dependence on the residential home building industry, as well as the economy, the credit markets and other important factors;

•	cyclical and seasonal nature of the building products supply industry;

•	disruptions at our facilities or in our information technology or management information systems;

•	variability of our quarterly revenues and earnings;

•	our future capital needs and our ability to obtain additional financing on acceptable terms;

•	our level of indebtedness and our ability to meet our obligations under our debt instruments;

•	our incurrence of additional indebtedness and our inability to take certain actions because of restrictions in our debt agreements;

•	risks related to the pending acquisition (the “Allied Acquisition”) of shares of capital stock of Allied Building Products Corp. and an affiliated entity, including:

•	our ability to complete the Allied Acquisition;

•	our failure to obtain the anticipated benefits, synergies and costs savings from the Allied Acquisition;

•	the impact of the additional debt that we will incur, and the terms of the preferred stock that we will issue, to finance the Allied Acquisition;

•	our ability to attract and retain key employees; and

•	our continuing relationship with the CD&R Boulder Holdings, L.P., an entity affiliated with Clayton Dubilier & Rice, LLC, as the largest stockholder of the Company following the Allied Acquisition.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

OUR COMPANY

Beacon is the second largest (and largest publicly traded) distributor of residential and non-residential roofing materials in the United States, with leading positions in key metropolitan markets in both the United States and Canada. Beacon also is a leading distributor of complementary building products, including siding, windows, specialty exterior building products, insulation, and waterproofing systems for residential and non-residential building exteriors. Beacon purchases products from a large number of manufacturers and then distributes these goods to a customer base consisting of contractors and, to a lesser extent, general contractors, home builders, retailers, and building materials suppliers. As of June 30, 2017, Beacon operated 384 branches in 48 states throughout the United States and six provinces in Canada. Beacon stocks one of the most extensive assortments of high-quality branded products in the industry, with over 46,000 SKUs available across its branch network, enabling it to deliver products to serve nearly 67,000 customers on a timely basis.

Beacon was incorporated in Delaware in 1997 and completed its initial public offering in September 2004, and its common stock trades on the NASDAQ Global Select Market under the symbol “BECN.”

Beacon’s principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, and our telephone number is (571) 323-3939. Our website address is http://www.becn.com, and the information contained on, or accessible from, our website is not part of this prospectus supplement or the accompanying prospectus by reference or otherwise.

For additional information about Beacon, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider all of the information included or incorporated by reference in this prospectus, including the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The risks and uncertainties described therein are not the only ones that we face. Additional risks and uncertainties not known to us or that we deem immaterial may also adversely affect our business, operating results, cash flows and financial condition.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the provisions of our Second Amended and Restated Certificate of Incorporation (our “charter”) and our Amended and Restated By-Laws (our “bylaws”), which are incorporated by reference herein. For more information on how you can obtain copies of these documents, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read our charter and our bylaws in their entirety.

General

Under our charter, we are authorized to issue 100,000,000 shares of our common stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share. As of September 14, 2017, there were 60,407,277 shares of our common stock, options to purchase 2,105,036 shares of common stock, 709,390 unvested restricted stock units issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Each of our directors is elected by an affirmative vote of a plurality of the votes properly cast with respect to such director. Vacancies on the board of directors may be filled by an affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy will hold office until the next annual meeting of stockholders.

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our board of directors out of funds legally available for the payment of dividends. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and any holders of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis. In the event of a merger or consolidation with or into another entity, holders of each share of common stock will be entitled to receive the same per share consideration.

Preferred Stock

Our charter authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more classes or series. Prior to issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law (the “DGCL”) and our charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. Thus, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Anti-Takeover Provisions of the Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Special Meetings of Stockholders; Stockholder Action

A special meeting of our stockholders may be called only by the Chairman of the board, the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or by the board of directors, pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Our bylaws provide that our stockholders may not take action by written consent.

Amendment of Certificate of Incorporation and Bylaws

Our charter may be amended in accordance with the DGCL. Our bylaws may be amended by the affirmative vote of a majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present. Our bylaws may also be amended by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.

Forum Selection

Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company is deemed to have notice of and consented to the foregoing provisions of our amended and restated by-laws.

Stock Exchange Listing

Our common stock trades on the NASDAQ Global Select Market under the symbol “BECN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

USE OF PROCEEDS

We will have broad discretion over the use of the net proceeds to us from the sale of our common stock under this prospectus and investors will be relying on the judgment of our management regarding the application of the proceeds. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock under this prospectus for general corporate purposes, including, among other uses, the financing of potential strategic acquisitions. We will set forth in the applicable prospectus supplement our intended uses for the net proceeds received from the sale of any shares of our common stock. Net proceeds may be invested prior to use.

PLAN OF DISTRIBUTION

We may sell shares of common stock covered by this prospectus to one or more underwriters for public offering and sale by them, and may also sell shares of common stock to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of shares of common stock in the applicable prospectus supplement. We have reserved the right to sell or exchange shares of common stock directly to investors on our own behalf in jurisdictions where we are authorized to do so. We may distribute shares of common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase shares of common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase shares of common stock from time to time. We will name in any prospectus supplement any agent involved in the offer or sale of shares of common stock. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase shares of common stock as a principal for resale at varying prices to be determined by the dealer.

If we utilize an underwriter in the sale of shares of common stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the applicable prospectus supplement that the underwriter will use to make resales of shares of common stock to the public. In connection with the sale of shares of common stock, we, or the purchasers of shares of common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell shares of common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. We may grant underwriters who participate in the distribution of our common stock under this prospectus an option to purchase additional shares of common stock to cover any over-allotments in connection with the distribution.

To facilitate the offering of shares of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of shares of common stock. This may include short sales of the shares of common stock, which involves the sale by persons participating in the offering of more shares of common stock than we sold to them. In these circumstances, these persons would cover such short positions by making purchases in the open market or by exercising their option to purchase additional shares of common stock. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Any underwriters to whom shares of our common stock are sold by us for public offering and sale may make a market in our common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our common stock, which is listed on the NASDAQ Global Select Market under the symbol “BECN.”

We will file a prospectus supplement to describe the terms of any offering of our common stock covered by this prospectus. The applicable prospectus supplement will disclose:

•	the terms of the offer;

•	the name or names of any underwriters, including any managing underwriters, as well as any dealers or agents, and the number of shares of common stock underwritten or purchased by each of them;

•	the purchase price of shares of common stock from us;

•	the net proceeds to us from the sale of shares of common stock;

•	any delayed delivery arrangements;

•	the nature of the underwriters’ obligations to take the common stock;

•	any over-allotment options under which underwriters, if any, may purchase additional shares of common stock from us;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation, and any commissions paid to agents;

•	any securities exchanges or markets on which our common stock may be listed;

•	any public offering price; and

•	other facts material to the transaction.

We will bear all or substantially all of the costs, expenses and fees in connection with the registration of our common stock under this prospectus. The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The legality of the issuance of the shares of our common stock offered hereby is being passed upon by Sidley Austin LLP, Chicago, Illinois. If counsel for any underwriter passes on legal matters in connection with an offering of the common stock described in this prospectus, we will name that counsel in the applicable prospectus supplement for that offering.

EXPERTS

The consolidated financial statements of Beacon Roofing Supply, Inc. appearing in Beacon Roofing Supply, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2016, and the effectiveness of Beacon Roofing Supply, Inc.’s internal control over financial reporting as of September 30, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Allied Building Products Corp. and related companies as of and for each of the three fiscal years ended December 31, 2016, January 2, 2016, and December 27, 2014, included in Beacon Roofing Supply, Inc.’s Current Report on Form 8-K dated September 18, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed combined interim financial information of Allied Building Products Corp. and related companies for the six-month periods ended July 1, 2017 and July 2, 2016, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 14, 2017, included in Beacon Roofing Supply, Inc.’s Current Report on Form 8-K dated September 18, 2017, and incorporated by reference herein, states that Ernst & Young LLP did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of this registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering under this prospectus is completed or terminated (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC):

1.	Our Annual Report on Form 10-K for the year ended September 30, 2016, filed on November 22, 2016 (File No. 000-50924);

2.	Our Definitive Proxy Statement on Schedule 14A, filed on January 6, 2017 (only those parts incorporated in our Annual Report on Form 10-K for the year ended September 30, 2016 (File No. 000-50924));

3.	Our Quarterly Reports on Form 10-Q for the periods ended December 31, 2016, March 31, 2017 and June 30, 2017, filed on February 6, 2017, May 5, 2017 and August 3, 2017, respectively (File No. 000-50924);

4.	Our Current Reports on Form 8-K, filed on January 4, 2017, February 15, 2017, February 16, 2017, August 24, 2017 (other than information furnished therewith pursuant to Item 7.01) and September 18, 2017 (File No. 000-50924); and

5.	The description of the common stock contained in our Form 8-A, filed on September 3, 2004 (incorporated by reference from the description set forth under the caption “Description of capital stock, certificate of incorporation and by-laws” in our prospectus dated September 22, 2004, filed on September 23, 2004 as part of our Registration Statement on Form S-1 (File No. 333-116027)), as supplemented by the “Description of Capital Stock” beginning on page 3 of this prospectus.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner of such person, to whom this prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein).

You may request a copy of these documents, at no cost, by contacting us at the following address or telephone number:

Beacon Roofing Supply

505 Huntmar Park Drive

Suite 300

Herndon, Virginia 20170

Attention: Chief Financial Officer

Telephone: (571) 323-3940

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the SEC’s Internet website located at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.becn.com. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.

6,325,000 Shares

Beacon Roofing Supply, Inc.

Common Stock

Joint Book-Running Managers

Citigroup		Wells Fargo Securities
BofA Merrill Lynch	RBC Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Baird	C.L. King & Associates	Raymond James	Seaport Global Securities	William Blair

September 20, 2017